UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2024

Red Oak Capital Fund Series, LLC
(Exact name of issuer as specified in its charter)

Delaware	93-3783959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5925 Carnegie Blvd, Suite 110

Charlotte, NC 28209

(Full mailing address of principal executive offices)

(616) 343-0697

(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

6.5% Senior Secured Bonds (Series A Bonds) (issued by ROCF II Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund II, LLC)

8.5% Senior Secured Bonds (Series B Bonds) (issued by ROCF II Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund II, LLC)

9.5% Senior Secured Bonds (Series C Bonds) (issued by ROCF II Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund II, LLC)

6.25% Senior Secured Bonds (Series A Bonds) (issued by ROCF IV Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund IV, LLC)

8.25% Senior Secured Bonds (Series B Bonds) (issued by ROCF IV Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund IV, LLC)

6.5% Senior Secured Bonds (Series Ra Bonds) (issued by ROCF IV Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund IV, LLC)

9.0% Senior Secured Bonds (Series Rb Bonds) (issued by ROCF IV Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund IV, LLC)

7.50% Senior Secured Bonds (A Bonds) (issued by ROCF V Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund V, LLC)

8.00% Senior Secured Bonds (A R-Bonds) (issued by ROCF V Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund V, LLC)

7.50% Senior Secured Bonds (B Bonds) (issued by ROCF V Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund V, LLC)

8.00% Senior Secured Bonds (B R-Bonds) (issued by ROCF V Series, a series of Red Oak Capital Fund Series, LLC, as successor to Red Oak Capital Fund V, LLC)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Fund Series, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in certain of our offering circulars, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are available at www.sec.gov.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

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Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Fund Series, LLC, a Delaware limited liability company, together with ROCF Series II, ROCF Series IV and ROCF Series V.

This Annual Report on Form 1-K is being filed with the United States Securities and Exchange Commission (“SEC”) by Red Oak Capital Fund Series, LLC, a Delaware series limited liability company (together with our series, the “Company”), certain series of which (ROCF II Series, ROCF IV Series, ROCF V Series), are successors, respectively, to Red Oak Capital Fund II, a Delaware limited liability company (“ROCF II”), Red Oak Capital Fund IV, LLC, a Delaware limited liability company (“ROCF IV”), and Red Oak Capital Fund V, LLC, a Delaware limited liability company (“ROCF V”) (each of ROCF II, ROCF IV and ROCF V a “Predecessor Issuer” and, collectively the “Predecessor Issuers”) pursuant to Rule 257(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).  Accordingly, the Company now is subject to the informational requirements of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) and, in accordance therewith, will file the reports and other information with the SEC that otherwise have been required to be filed by the Predecessor Issuers with respect to debt securities originally issued pursuant to Regulation A (the “Regulation A Securities”) under the Securities Act by the Predecessor Issuers.

The Company was formed on September 15, 2023 to continue the business of the Predecessor Issuers to acquire and manage commercial real estate loans and securities and other real estate-related debt instruments. We implement an investment strategy that preserves and protects our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. We actively participate in the servicing and operational oversight of our assets through our manager, Red Oak Capital GP, LLC (“Manager”), a wholly-owned affiliate of our Red Oak Capital Holdings, LLC (“Sponsor”), as well as our origination and servicing affiliate Red Oak Financial, LLC, also a wholly-owned affiliate of Sponsor, rather than subrogate those responsibilities to a third party.

The Company does not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

As of December 31, 2024, the Company held 27 senior secured loans, providing approximately $171.6 million of senior secured loans to various borrowers, which is gross of approximately $11.0 million of participation loans payable. The portfolio of loans possessed a weighted average interest rate of 11.23% and a weighted average additional paid-in-kind (“PIK”) interest rate of 1.04%. The portfolio loans have maturities ranging from September 2020 to July 2026. The following table outlines the major terms of each loan closed by a series of the Company (or any Predecessor Issuer) as lender and outstanding at December 31, 2024:

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Borrower	Location	Maturity	Note Principal^	Interest Rate
ROCF II Series
Patio Theater Holdings, LLC	Chicago, IL	9/30/2020	$2,362,500	16.00%
1234 Templecliff LLC	Dallas, TX	3/31/2025	$1,800,000	10.00%
Legacy Lofts II LLC and Legacy Lofts III LLC	Washington, DC	9/30/2024	$4,700,000	16.00%
Laura Trio, LLC	Jacksonville, FL	10/31/2024	$6,300,000	11.00%
Keego Harbor MHC – Michigan LLC	Keego Harbor, MI	4/26/2025	$2,800,000	10.50%
21 West QOZ, LLC	Indianapolis, IN	11/30/2025	$4,000,000	11.00%
4069-4089 Minnesota Ave NE LLC	Washington, D.C.	3/31/2026	$3,500,000	16.50%*
Eagle Crest Village Apartments, LLC	North Bend, OR	2/28/2025	$4,050,000	11.00%
ROCF II Series Total			$29,512,500
ROCF IV Series
The Oaks Senior Living, LLC	San Rafael, CA	12/31/2023	$6,000,000	16.00%
Milwaukee Logan Investments, LLC	Chicago, IL	10/31/2024	$3,250,000	10.50%
Penn Grand Property, LLC	Oklahoma City, OK	4/30/2025	$5,750,000	10.00%*
4069-4089 Minnesota Ave NE LLC	Washington, DC	3/31/2026	$8,000,000	16.50%*
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$2,950,000	9.88%*
Echo Philly Properties, LLC	Philadelphia, PA	5/31/2026	$6,425,000	11.00%*
Sharif Investments 16, LLC	Indianapolis, IN	7/31/2026	$1,700,000	10.58%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$4,175,000	10.75%*
East Capitol 819 LLC	Washington, DC	4/30/2026	$2,200,000	10.63%*
1400 Cherry Holdings, LLC	Arlington, TX	11/30/2025	$400,000	10.88%*
ROCF IV Series Total			$40,850,000
ROCF V Series
939 4th St. LLC	San Diego, CA	6/30/2024	$13,750,000	10.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$3,000,000	14.50%
Pro Hospitality NineA, LLC	Phoenix, AZ	10/12/2023	$8,125,000	14.00%
Chicago 3850, LLC	Chicago, IL	6/30/2025	$4,500,000	10.50%
YP Trillium, LLC	Hoffman Estates, IL	11/8/2024	$8,300,000	7.75%
Sky Irondequoit, LLC	Rochester, NY	11/30/2025	$7,525,000	9.50%
4069-4089 Minnesota Ave NE LLC	Washington, DC	3/31/2026	$1,500,000	16.50%*
ROCF V Series Total			$46,700,000
ROIOF Series
The Atrium CT, LLC	Bloomfield, CT	3/31/2025	$11,500,000	10.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$3,000,000	14.50%
JV SBAM SB, LLC	Grand Rapids, MI	8/31/2024	$11,175,000	16.00%
Pro Hospitality NineA, LLC	Phoenix, AZ	10/12/2023	$8,125,000	14.00%
Scripps Two, LLC	Sacramento, CA	11/30/2024	$9,000,000	14.00%
The Breakers Property Owners, LLC	Ocean Springs, MS	12/31/2025	$1,668,500	9.50%
4069-4089 Minnesota Ave NE LLC	Washington, DC	3/31/2026	$1,000,000	16.50%*
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$3,000,000	9.88%*
Echo Philly Properties, LLC	Philadelphia, PA	5/31/2026	$2,800,000	11.00%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$1,300,000	10.75%*
East Capitol 819 LLC	Washington, DC	4/30/2026	$1,600,000	10.63%*
1400 Cherry Holdings, LLC	Arlington, TX	11/30/2025	$350,000	10.88%*
ROIOF Series Total			$54,518,500

^Note Principal represents total note principal net of related-party participations and gross of participations with Red Oak Intermediate Income Fund, LLC.

*Current rate based on the 30-day SOFR rate plus 525 to 700 basis points, net of embedded fees payable by the borrower to ROF.

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As of December 31, 2024, ROCF V Series held one property that was acquired through foreclosure with a capitalized cost basis of $10.3 million. See Note 4 to the financial statements for additional information.

On September 29, 2023, as part of the plan to streamline and make more efficient the financial and administrative operations of certain companies associated with Red Oak Capital GP, LLC, a Delaware limited liability company (“Red Oak GP”), the Company, the Predecessor Issuers and Red Oak Income Opportunity Fund, LLC, a Delaware limited liability company (“ROIOF” and, together with the Predecessor Issuers, the “Merging Funds”) entered into an agreement and plan of merger dated as of September 29, 2023 (the “Merger Agreement”). Pursuant to the Merger Agreement, each of the Merging Funds was separately merged with and into the Company (the “Mergers”), at which time each Merging Fund became a separate series of the Company (each a “Series” and, collectively, the “Series”), succeeding to and continuing to operate the existing business of the respective Merging Fund. The Merger Agreement provides that, upon consummation of the Mergers, the Company would assume all obligations of each Predecessor Issuer for ongoing reporting under Regulation A and would thereafter file all reports required by Rule 257(b) under the Securities Act.

We are managed by our Manager, which is wholly owned by our Sponsor, a Charlotte, North Carolina based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for the Company.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We, through the Series, succeeded to the businesses of the Merging Funds on September 29, 2023. Through December 31, 2024, we have not received any additional net proceeds from capital raising as all offerings are closed and we have invested approximately $421.4 million in first lien mortgage loans.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

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Results of Operations – For the Year Ended December 31, 2024

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2024.

For the year ending December 31, 2024, our total consolidated revenues from operations, consisting mostly of mortgage interest and fees, amounted to $17.6 million. Operating expenses for the same period, including bond interest expense of $21.9 million, provision for credit losses of $9.1 million, management fees of $4.1 million, and participation interest expense of $0.9 million, amounted to $39.1 million. Net loss for the period amounted to $21.4 million.

We estimate our cost of capital across the Series at approximately 11.5% to 12.3%, which includes interest expense on the bonds as well as management fees and initial selling costs. The weighted average internal rate of return (IRR) on our senior secured loans through March 31, 2025 has been just over 20.0%, calculated on a gross, asset-level basis and limited to loans that have been fully realized. This figure reflects interest income and fee revenue generated over the life of those loans. During the year ended December 31, 2024, the Series continued to deploy capital into senior secured loans, thereby reducing the negative spread between the yield on interest-earning assets and the cost of capital. Through the date of this report, the Series have deployed substantially all of their capital into senior secured loans. In addition, in January 2025, the Company’s affiliates (ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC) and two other related parties (ROCF VI SPV, LLC and ROCF VII SPV, LLC) into an agreement with Cross River Bank to provide a $50 million line of credit. Amounts drawn accrue interest at one-month term SOFR plus 3.0% and the line matures on January 7, 2028. We anticipate this facility will enhance yields and generate materially higher revenue and net income for the Series in current and future periods, which we further anticipate will help mitigate their negative equity positions going forward.

The borrowers generally have the option to extend the maturity date of the notes for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to one quarter to one half percent (0.25%-0.50%) of the outstanding and unpaid principal at the time of each additional extension and a zero to one half percent (0.00% - 0.50%) increase in the note’s interest rate for each additional extension option. The notes are prepayable in whole or in part and are generally not subject to a prepayment penalty. Some loans in the portfolio are subject to the following penalty for prepayment: any payment of principal within the first six (6) months of the loan term is subject to a penalty of six months’ minimum interest on the unpaid principal balance.

ROCF II Series

As of December 31, 2024, ROCF II Series held seven senior secured loans and one minority participation, pursuant to which the Company, as the lender, provided $29.5 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.97% and maturities ranging from September 2020 to March 2026.

For the year ending December 31, 2024, ROCF II Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $3.6 million. Operating expenses for the same period, including bond interest expense of $4.4 million, professional fees of $1.6 million, and management fees of $0.8 million amounted to $7.9 million. Net loss for the period amounted to $4.3 million.

On February 22, 2024, ROCF II Series provided a $4.6 million senior secured mortgage loan to Eagle Crest Village Apartments, LLC. The mortgage loan holds a total interest rate of 11.00% and matured on February 28, 2025. The underlying commercial property is a multifamily building located in the state of Oregon.

On March 5, 2024, mortgage note borrower Tuglife Marine, LLC paid off its note with a principal balance of $3.8 million. The note originally matured on September 6, 2020 and had an interest rate of 8.0%. ROCF II Series received $3.8 million in proceeds from the loan payoff.

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On March 29, 2024, ROCF II Series executed a minority participation with 4069-4089 Minnesota Ave NE LLC. ROCF II Series purchased the Participation Interest from ROCF IV Series, a related party, for $2.4 million, ROCF II Series’ pro-rata share of the interest due on the loan is 16.75%.

On April 29, 2024, ROCF II Series executed a minority participation with Legacy Lofts II LLC and Legacy Lofts III LLC. ROCF II Series sold the Participation Interest to Oak Institutional Credit Solutions, LLC (OICS), a related party, for $1.1 million. OICS’ pro-rata share of the interest due on the loan is 11.00%.

On September 30, 2024, mortgage note borrower Legacy Lofts II LLC and Legacy Lofts III LLC defaulted on a $5.8 million senior secured loan for failure to pay outstanding interest and principal at maturity. On April 21, 2025, Legacy Lofts II LLC and Legacy Lofts III LLC paid off its note. ROCF II Series received a full payoff of the loan carrying amount, including all principal, interest, and other charges, net of outstanding interest and construction reserves.

On October 31, 2024, mortgage note borrower Laura Trio, LLC defaulted on a $6.3 million senior secured loan for failure to pay outstanding interest and principal at maturity. On April 21, 2025, ROCF II Series issued a notice of default to the borrower demanding repayment in full by May 2, 2025.

On December 6, 2024, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby ROCF II Series sold a participation interest in the loan held with Eagle Crest Village Apartments, LLC equal to approximately 10.99% of a $4.6 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $0.5 million.

ROCF IV Series

As of December 31, 2024, ROCF IV Series held nine senior secured loans and one minority participation, pursuant to which the Company, as the lender, provided $40.9 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 12.03% and maturities ranging from December 2023 to July 2026.

For the year ending December 31, 2024, ROCF IV Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $4.3 million. Operating expenses for the same period, including bond interest expense of $4.5 million, professional fees of $0.3 million, and management fees of $0.8 million, amounted to $5.8 million. Net loss for the period amounted to $1.5 million.

On February 5, 2024, BT Apartment Rentals, LLC paid off its note with a principal balance of $5.5 million. ROCF IV Series received $6.3 million in proceeds, resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On March 19, 2024, Panda High Plains Hemp Gin Real Estate, LLC paid off its note with a principal balance of $8.2 million. ROCF IV Series received $8.2 million in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On March 29, 2024, ROCF IV Series entered into a loan agreement with 4069-4089 Minnesota Ave NE LLC to provide a $15.5 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 700 basis points, which equated to an all-in rate of 11.50% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on March 31, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in the District of Columbia. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold participation interests equal to 22.58%, 19.35%, and 6.45% of the $15.5 million senior secured loan to ROCF II Series, ROCF V Series, and ROIOF Series for sale prices of $2.4 million, $2.0 million, and $0.1 million, respectively.

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On April 1, 2024, the borrower for The Oaks Senior Living entered default when the 30-day cure period lapsed following the issuance of a notice of default. On May 21, 2024, the notice of default was recorded and expired on August 19, 2024. Management placed the loan into nonaccrual status on August 19, 2024, in accordance with its policy. As of the issuance date of this report, the borrower is within a court ordered 90-day window to either pay ROCF II Series or file a plan of liquidation. The borrower is attempting to obtain takeout financing but will file a plan of liquidation and attempt to sell the property if unable to by the May 14, 2025 deadline.

On April 26, 2024, ROCF IV Series entered into an amended and restated loan participation agreement whereby ROCF V Series reduced its participation interest in 4069-4089 Minnesota Ave NE LLC to $1.5 million. ROCF IV Series then entered into a loan participation and servicing agreement whereby ROCF IV Series sold a participation interest equal to approximately 9.68% of the $15.5 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party, for a purchase price of $1.0 million.

On May 3, 2024, ROCF IV Series entered into a loan agreement with Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC to provide an $8.6 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 500 basis points, which equated to an all-in rate of 9.88% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on April 30, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in Indiana. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 34.88% of the $8.6 million senior secured loan to ROIOF Series for a sales price of $3.0 million.

On May 24, 2024, ROCF IV Series entered into a loan agreement with Penn Grand Property, LLC to provide a $5.8 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 525 basis points, which equated to an all-in rate of 10.00% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on April 30, 2025, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in Oklahoma.

On May 29, 2024, ROCF IV Series entered into a loan agreement with Echo Philly Properties, LLC to provide a $9.2 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 625 basis points, which equated to an all-in rate of 11.00% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on May 31, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in Pennsylvania. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 30.35% of the $9.2 million senior secured loan to ROIOF Series for a sales price of $2.8 million.

On July 31, 2024, ROCF IV Series entered into a loan agreement with Sharif Investments 16, LLC to provide a $1.7 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 570 basis points, which equated to an all-in rate of 10.58% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on July 31, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in Indiana.

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On August 19, 2024, 35-41 Mechanic, LLC paid off its note with a principal balance of $2.5 million. ROCF IV Series received $2.5 million in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On August 27, 2024, ROCF IV Series entered into a loan agreement with The 1525 19th Street Flats LLC to provide a $5.5 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 600 basis points, which equated to an all-in rate of 10.75% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on February 28, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in the District of Columbia. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 23.74% of the $5.5 million senior secured loan to ROIOF Series for a sales price of $1.3 million.

On August 29, 2024, ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest in the loan held with Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC equal to approximately 7.56% of an $8.6 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $0.7 million.

On September 13, 2024, ROCF IV Series entered into an Amended and Restated Loan Participation and Servicing Agreement whereby ROCF IV Series sold an additional participation interest in the loan held with Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC equal to approximately 30.81% of an $8.6 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $2.7 million.

On October 5, 2024, Milwaukee Logan Investments, LLC Series 3 failed to pay outstanding interest and principal at maturity. On April 16, 2025, ROCF II Series issued a notice of default to the borrower demanding repayment in full by April 28, 2025.

On October 18, 2024, ROCF IV Series entered into a loan agreement with East Capitol 819 LLC to provide a $3.8 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 625 basis points, which equated to an all-in rate of 10.63% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on April 30, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in the District of Columbia. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 42.11% of the $3.8 million senior secured loan to ROIOF Series for a sales price of $1.6 million.

On November 20, 2024, 4069-4089 Minnesota Ave NE LLC entered default following the issuance of a notice of default with no cure period. Management placed the loan into nonaccrual status on November 20, 2024, in accordance with its policy. The loan’s interest rate increased to 16.50% due to the default.

On November 26, 2024, ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series purchased a participation interest equal to 25.81% of the $1.6 million senior secured loan from Red Oak Income Opportunity Fund II, LLC, a related party, for a sales price of $0.4 million.

ROCF V Series

As of December 31, 2024, ROCF V Series held five senior secured loans and two minority participations, pursuant to which the Company, as the lender, provided $46.7 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 9.59% and maturities ranging from October 2023 to March 2026.

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For the year ending December 31, 2024, ROCF V Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $4.6 million. Operating expenses for the same period, including bond interest expense of $6.6 million, provision for credit losses of $8.0 million, and management fees of $1.3 million, amounted to $16.8 million. Net loss for the period amounted to $12.2 million.

On February 15, 2024, the office located in Parsippany-Troy Hills, NJ, formerly owned by 11 Waterview Blvd. LLC, was acquired by ROCF V Series through foreclosure. ROCF V Series provided a $14.5 million senior secured mortgage loan and Red Oak Intermediate Income Fund, LLC held a $1.0 million minority Participation Interest in the loan that originally matured on March 31, 2023. ROCF V Series took ownership of the property through ROCFV Waterview, LLC, a wholly owned subsidiary, and began the sale process.

On March 6, 2024, ROCF V Series entered into an Amended and Restated Loan Participation and Servicing Agreement whereby ROCF V Series sold an additional participation interest in the loan held with Sky Irondequoit, LLC equal to approximately 12.50% of an $8.6 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $1.1 million.

On March 29, 2024, ROCF V Series executed a minority participation with 4069-4089 Minnesota Ave NE LLC. ROCF V Series purchased the Participation Interest from ROCF IV Series, a related party, for $2.0 million, and ROCF V Series’ pro-rata share of the interest due on the loan is 16.50%.

On April 26, 2024, ROCF V Series entered into an Amended and Restated Loan Participation and Servicing Agreement whereby ROCF V Series reduced its Participation Interest in 4069-4089 Minnesota Ave NE LLC to $1.5 million.

On June 30, 2024, mortgage loan borrower 939 4th St LLC defaulted on a $13.8 million senior secured loan for failure to pay outstanding interest and principal at maturity. On April 4, 2025, a notice of default was officially recorded giving the borrower 90 days to cure the default.

On August 1, 2024, mortgage loan borrower Princeton Development, LLC defaulted on a $6 million senior secured loan for failure to pay outstanding interest and principal at maturity. ROCF II Series and the borrower entered into a Forbearance and Loan Modification Agreement on February 28, 2025, setting a forbearance period ending March 31, 2025. On March 26, 2025, the Forbearance and Loan Modification Agreement was amended, extending the forbearance period to April 30, 2025. A bankruptcy judge has also set a trustee sale date of May 23, 2025 if takeout refinancing does not close by then.

On November 8, 2024, mortgage loan borrower YP Trillium, LLC defaulted on a $8.3 million senior secured loan for failure to pay outstanding interest and principal at maturity. On March 13, 2025, the borrower informed management that it will turn over the property. As of the date of this report, management is waiting for a title report to determine if a deed in lieu of foreclosure will be accepted or if a consent foreclosure is required.

ROIOF Series

As of December 31, 2024, ROIOF Series held five senior secured loans and seven minority participations, pursuant to which the Company, as the lender, provided $54.5 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.65% and maturities ranging from October 2023 to May 2026.

For the year ending December 31, 2024, ROIOF Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $5.2 million. Operating expenses for the same period, including bond interest expense of $6.4 million, management fees of $1.2 million, and provision for credit losses of $0.6 million, amounted to $8.7 million. Net loss for the period amounted to $3.5 million.

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On March 29, 2024, ROIOF Series executed a minority participation with 4069-4089 Minnesota Ave NE LLC. ROIOF Series purchased the Participation Interest from ROCF IV Series, a related party, for $0.7 million, and ROIOF Series’ pro-rata share of the interest due on the loan is 16.50%.

On May 3, 2024, ROIOF Series executed a minority participation with Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC. ROIOF Series purchased the Participation Interest from ROCF IV Series, a related party, for $3.0 million, and ROIOF Series’ pro-rata share of the interest due on the loan is 9.88%.

On May 31, 2024, ROIOF Series executed a minority participation with Echo Philly Properties LLC. ROIOF Series purchased the Participation Interest from ROCF IV Series, a related party, for $2.8 million, and ROIOF Series’ pro-rata share of the interest due on the loan is 11.00%.

On June 30, 2024, Pro Hospitality NineA, LLC entered default when the 25-day cure period lapsed following the issuance of a notice of default on June 6, 2024. Management placed the loan into nonaccrual status on June 30, 2024, in accordance with its policy. On March 5, 2025, ROIOF Series assumed the rights of Clarendon Hotel as a result of the default. The note had a carrying value of $16.3 million.

On August 8, 2024, mortgage note borrower LaRose Hospitality, LLC paid off its note with a principal balance of $4.0 million. The note originally matured on September 27, 2024 and had an interest rate of 8.0%. ROIOF IV Series received $4.0 million in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On August 27, 2024, ROIOF Series executed a minority participation with The 1525 19th Street Flats LLC. ROIOF Series purchased the Participation Interest from ROCF IV Series, a related party, for $1.3 million, and ROIOF Series’ pro-rata share of the interest due on the loan is 10.75%.

On September 15, 2024, JV SBAM SB, LLC entered default when the 10-day cure period lapsed following an issuance of a notice of default on September 5, 2024. Management placed the loan into nonaccrual status on September 15, 2024 and reversed approximately $0.2 million in interest accrued since June 30, 2024, in accordance with its policy. On March 6, 2025, the borrower was given 90 days by the judge to sell the property before a motion for receiver is considered.

On October 18, 2024, ROIOF Series executed a minority participation with East Capitol 819 LLC. ROIOF Series purchased the Participation Interest from ROCF IV Series, a related party, for $1.6 million, and ROIOF Series’ pro-rata share of the interest due on the loan is 10.63%.

On November 26, 2024, ROIOF Series executed a minority participation with 1400 Cherry Holdings, LLC. ROIOF Series purchased the Participation Interest from Red Oak Income Opportunity Fund II, LLC, a related party, for $0.4 million, and ROIOF Series’ pro-rata share of the interest due on the loan is 10.88%.

On November 30, 2024, mortgage loan borrower Scripps Two, LLC defaulted on a $9 million senior secured loan for failure to pay outstanding interest and principal at maturity. On March 7, 2025, the borrower entered default status after failing to cure the notice of default issued on February 24, 2025, within a 10-day cure period.

During 2024, ROIOF Series entered into eight Amended and Restated Loan Participation and Servicing Agreements, whereby ROIOF Series sold additional participation interests in the loan held with The Breakers Property Owners, LLC equal to approximately 54.76% of a $5.5 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $3.0 million. As of December 31, 2024, ROIOF Series had sold participation interests equal to approximately 69.42% of the loan to Oak Institutional Credit Solutions, LLC.

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Results of Operations – For the Period Ended December 31, 2023

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2023.

For the year ending December 31, 2023, our total consolidated revenues from operations, consisting mostly of mortgage interest and fees, amounted to $19.4 million. Operating expenses for the same period, including bond interest expense of $22.5 million, provision for credit losses of $2.7 million, management fees of $4.1 million, and participation interest expense of $0.7 million, amounted to $31.2 million. Net loss for the period amounted to $12.6 million.

The borrowers under the notes issued by the Series (as successors to the Merging Funds) generally have the option to extend the maturity date of the notes for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to one to two percent (1.0% - 2.0%) of the outstanding and unpaid principal at the time of each additional extension and a one to two percent (1.0% - 2.0%) increase in the note’s interest rate for each additional extension option. The notes are prepayable in whole or in part, subject to the following penalties for prepayment: (i) any payment of principal within the first six (6) months of the loan term is subject to a penalty of three percent (3.0%) of the unpaid principal balance; and (ii) during the remainder of the loan term, any prepayment of the principal outstanding balance outside of the six (6) months prior to the maturity date is subject to a penalty of one percent (1.0%) of the unpaid principal balance.

ROCF II Series

As of December 31, 2023, ROCF II Series held seven senior secured loans, pursuant to which the Company, as the lender, provided $27.3 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 13.3% and maturities ranging from September 2020 to November 2025.

For the year ending December 31, 2023, ROCF II Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $1.5 million. Operating expenses for the same period, including bond interest expense of $4.7 million, reversal of provision for credit losses of ($2.8 million), and management fees of $0.8 million amounted to $3.1 million. Net loss for the period amounted to $2.4 million.

On June 23, 2023, the borrower 4725 Minnesota Ave SE LLC was placed in default by ROCF II Series. The interest rate increased from 10.0% to the default rate of 15.0%. The underlying commercial property is an apartment building located in the District of Columbia. On July 24, 2023, the loan with mortgage note borrower, 4725 Minnesota Ave NE, LLC was paid off for the full principal and accrued interest outstanding at the time.

On September 28, 2023, ROCF II Series provided a $5.8 million senior secured mortgage loan to Legacy Lofts II LLC and Legacy Lofts III LLC. The mortgage loan holds a total interest rate of 11% and matured on September 30, 2024. The underlying commercial property is multifamily apartments located in the District of Columbia.

On October 29, 2023, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 49% of a $2.3 million senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party, for a purchase price of $1.1 million.

On October 29, 2023, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 49% of a $5.8 million senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party, for a purchase price of $2.8 million.

On October 31, 2023, ROCF II Series provided a $6.3 million senior secured mortgage loan to Laura Trio, LLC. The mortgage loan holds a total interest rate of 11% and matured on October 31, 2024. The underlying commercial property is multifamily apartments located in the state of Florida.

On December 7, 2023, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 17% of a $6.3 million senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party and Delaware limited liability company, for a purchase price of $1.1 million.

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On March 31, 2023, ROCF II Series sold ROCFII 1510 Hwy 59, LLC, which owns the hotel in Livingston, Texas, to Red Oak Capital Properties, LLC, a related party under common ownership. ROCF II Series received $5.5 million in proceeds from the sale, which resulted in a gain on sale of $1.6 million, recognized through member capital due to the common ownership of the Company and Red Oak Capital Properties, LLC.

On June 14, 2023, the mortgage note to borrower Dei Vitae Enterprises, LLC with principle of $6.6 million was sold to Red Oak Capital Properties, LLC, a related party under common ownership, for gross proceeds of $4.3 million, which resulted in a loss on sale of $0.3 million.

ROCF IV Series

As of December 31, 2023, ROCF IV Series held five senior secured loans, pursuant to which the Company, as the lender, provided $25.4 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.7% and maturities ranging from August 2023 to May 2024.

For the year ending December 31, 2023, ROCF IV Series total revenues from operations, consisting entirely of mortgage interest and fees, amounted to $4.5 million. Operating expenses for the same period, including bond interest expense of $4.6 million, reversal of provision for credit losses of ($0.7 million), and management fees of $0.8 million amounted to $5.0 million. Net loss for the period amounted to $0.5 million.

On January 1, 2023, ROCF IV Series issued a notice of default to a mortgage note borrower, Phoenix Ten Properties, LLC, and increased the interest rate to the default rate of 16% per annum. The note originally matured on October 31, 2022, and held an unpaid principal balance of $11.3 million with interest receivable of approximately $1.1 million as of December 31, 2022. On April 18, 2023, the borrower paid the note off resulting in no principal or interest loss.

On April 4, 2023, mortgage note borrower 418 Kanuga Drive, LLC paid off its note with a principal balance of $3.6 million to ROCF IV Series. The note originally matured on September 30, 2023 and had an interest rate of 10.5%. ROCF IV Series received $3.6 million in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

ROCF V Series

As of December 31, 2023, ROCF V Series held six senior secured loans, pursuant to which the Company, as the lender, provided $60.0 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.4% and maturities ranging from March 2023 to December 2025.

For the year ending December 31, 2023, ROCF V Series total revenues from operations, consisting entirely of mortgage interest and fees, amounted to $5.4 million. Operating expenses for the same period, including bond interest expense of $6.7 million, provision for credit losses of $6.1 million, management fees of $1.3 million, and participant interest expense of $0.3 million, amounted to $14.6 million. Net loss for the period amounted to $9.2 million.

On January 19, 2023, mortgage note borrowers KCSL, LLC and 3592 Procyon, LLC made a partial principal payment of $3.56 million. The borrower made a final principal payment of $3.92 million on February 28, 2023 for the remaining amount owed.

On January 31, 2023, ROCF V Series provided a $6.0 million senior secured mortgage loan to Princeton Development, LLC, a California limited liability company. The mortgage loan holds a total interest rate of 10.50% and matures on January 31, 2024. The underlying commercial property is two parcels of land located in the state of California.

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On January 31, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby ROCF V Series sold a participation interest equal to approximately 50% of a $6.0 million senior secured loan to ROIOF Series for a purchase price of $3.0 million.

On March 9, 2023, the Company issued a notice of default, acceleration, and a demand to pay to a mortgage note borrower, 11 Waterview Blvd. LLC, for failure to make interest payments. Since the note was not paid off in accordance with the acceleration notice, the Company began the process of foreclosure. The loan was placed on nonaccrual status as of March 9, 2023 and the Company recorded an initial provision for loan loss of $5.6 million related to the loan.

On March 16, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 21.69% of a $8.3 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $1.8 million.

On June 23, 2023, the borrower 5320 8th Street NW, LLC was placed in default by ROCF V Series. The interest rate increased from 10.75% to the default rate 15.75%. The underlying commercial property is an apartment building located in the District of Columbia. On July 5, 2023, mortgage note borrower 5320 8th Street NW, LLC paid off the note with a total remaining principal balance of $8.6 million. The note originally matured on August 31, 2023 and had an interest rate of 8.25%. ROCF V Series received $8.3 million in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On June 29, 2023, ROCF V Series provided a $4.5 million senior secured mortgage loan to Chicago 3850 LLC, an Illinois limited liability company. The mortgage loan holds a total interest rate of 10.50% and matured on June 30, 2024. The underlying commercial property is an industrial building located in the state of Illinois.

On June 30, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 12% of a $8.3 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $1.0 million.

On December 20, 2023, ROCF V Series provided an $8.6 million senior secured mortgage loan to Sky Irondequoit, LLC. The mortgage loan holds a total interest rate of 9.50% and matures on December 31, 2025. The underlying commercial property is a retail building located in the state of New York.

On December 20, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 9% of a $8.6 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $0.8 million.

ROIOF Series

As of December 31, 2023, ROIOF Series held six senior secured loans, pursuant to which the Company, as the lender, provided $51.0 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 10.4% and maturities ranging from January 2024 to December 2025.

For the year ending December 31, 2023, ROIOF Series total revenues from operations, consisting entirely of mortgage interest and fees, amounted to $7.9 million. Operating expenses for the same period, including bond interest expense of $6.5 million, management fees of $1.2 million, and participant interest expense of $0.4 million, amounted to $8.4 million. Net loss for the period amounted to $0.5 million.

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On January 30, 2023, ROIOF Series provided a $9.0 million senior secured mortgage loan to 112 Wilmington PL SE DE, LLC, a Delaware limited liability company. The mortgage loan holds a total interest rate of 10% and matured on January 31, 2024. The underlying commercial property is a multifamily property located in the District of Columbia. On March 14, 2023, ROIOF Series sold a Participation Interest to Red Oak Capital Intermediate Income Fund, LLC, a related party, for $3.0 million, and ROIOF Series pro-rata share of the principal outstanding is $6.0 million. On August 24, 2023, mortgage note borrower 112 Wilmington PL SE DE, LLC paid off the note with a total remaining principal balance of $9.0 million. The note originally matured on January 31, 2024 and had an interest rate of 10.00%. ROIOF Series received $9.7 million in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves. On September 14, 2023, ROIOF Series paid $3.3 million to the participant Red Oak Capital Intermediate Income Fund, LLC.

On December 15, 2023, ROIOF Series provided a $5.5 million senior secured mortgage loan to The Breakers Property Owners, LLC. The mortgage loan holds a total interest rate of 9.50% and matures December 31, 2025. The underlying commercial property is multifamily apartments located in the state of Mississippi.

On December 15, 2023, ROIOF Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 15% of a $5.5 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $0.8 million.

Liquidity and Capital Resources

Our principal demands for cash will continue to be for acquisition costs, including the purchase price or principal amount of any property loans, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of the Bonds offering. We intend to acquire additional assets with cash and/or debt.

On January 7, 2025, the Company’s affiliates (ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC) and two other related parties (ROCF VI SPV, LLC and ROCF VII SPV, LLC) entered into an agreement with Cross River Bank for a $50.0 million secured revolving line of credit. As part of the agreement, the Company sold certain senior secured loans to its affiliated entities, which are held as collateral securing the facility. On March 4, 2025, the Company’s affiliated entities drew down the line for $14.1 million. The Company will use these proceeds to acquire new senior secured commercial real estate loans.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent upon the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our Bond Service Reserve. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations.

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We have a limit of 25% of the aggregate Bond principal raised on the amount of additional debt that can be employed in the operations of the business.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our Bonds offering and the Cross River Bank facility, and there is no assurance that such sources of financing will be available on favorable terms or at all.

ROCF II Series

As of December 31, 2024, ROCF II Series had $36.8 million of long-term bonds payable, net, $7.9 million of short-term bonds payable, net, and cash on hand of $1.1 million.

On April 24, 2024, ROCF II Series provided notice of its right to extend the maturity date, originally August 1, 2024, for an additional six months prior to repayment of the outstanding 8.5% Senior Secured Bonds (“Series B Bonds”), placing final extended maturity at February 1, 2025. On the same date, management notified investors of an offer to exchange all or a portion of their Series B Bonds, each denominated in $1,000 principal amounts, for ROCF II Series’ new 9.5% Senior Secured Bonds (“Series C Bonds”), also denominated $1,000 in principal amounts and having a maturity four years from the date on which applicable the exchange is closed. The exchange expired on November 30, 2024, and the Series C Bonds were issued on December 2, 2024. As of December 2, 2024, $36,738,000 aggregate principal amount at maturity of Series B Bonds, representing approximately 80% of the amount of Old Bonds outstanding, had been tendered in exchange for an equal principal amount of Series C Bonds. Due to additional investor interest, management made an additional offer to exchange Series B Bonds for Series C Bonds on February 17, 2025 under materially the same terms as the initial exchange offer. The expiration of the additional exchange offer was March 24, 2025, which resulted in an additional $2,273,000 of aggregate principal amount at maturity of B Bonds being tendered in exchange for equal principal amount of Series C Bond principal. The exchanges were offered under an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and was undertaken to avoid the expense and delays associated with a new capital raise.

Due to liquidity constraints of ROCF II Series, the Series B Bonds were not redeemed on the maturity date of February 1, 2025 and remain outstanding as of the filing date of this report. We are actively working to achieve pay-offs and otherwise liquidate assets in the normal course to fully redeem the remaining Series B Bonds. On March 13, 2025, UMB Bank, N.A., as the Indenture Trustee for the Series B Bondholders, issued to us a Notice of an Event of Default and Reservation of Rights related to the maturity of the remaining Series B Bonds.

ROCF IV Series

As of December 31, 2024, ROCF IV Series had $45.3 million of short-term and long-term bonds payable, net, and cash on hand of $8.7 million.

ROCF V Series

As of December 31, 2024, ROCF V Series had $70.0 million of long-term bonds payable, net, and cash on hand of $2.4 million.

ROIOF Series

As of December 31, 2024, ROIOF Series had $64.8 million of long-term bonds payable, net, and cash on hand of $2.4 million.

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Trend Information

As of December 31, 2024, all offerings for the Series are closed and, as such, we will no longer issue any additional bonds. We intend to use the net proceeds from the offerings to continue to issue senior secured loans on commercial real estate and thereby increase cash flows.

We are actively managing a steady pipeline of origination opportunities and, subject to market conditions, expect to maintain our capital deployment momentum through 2025. As we issue additional senior secured loans on commercial real estate, the Company’s cash flows increase.

In early 2025, the Company's affiliated entities secured a $50.0 million loan facility from Cross River Bank. In March 2025, the Company’s affiliated entities drew $14.1 million from this facility and plans to use the funds to invest in new commercial real estate loans.

As a result of macro events including inflation, heightened geopolitical tensions, and the recent implementation of new tariffs on key imports and exports, uncertainties have arisen that continue to adversely impact economic and market conditions. These developments have added pressure to global supply chains and contributed to increased costs for businesses and consumers alike. The global impact of these evolving events presents material uncertainty and risk with respect to our future financial results and capital raising efforts. We are currently unable to quantify the full impact these events may have on us. We may experience adverse effects on the performance of our loans in the future due to ongoing economic headwinds, including the effect of tariffs, which may materially alter our ability to pay our debt service obligations and fees.

ROCF II Series

During 2024, ROCF II Series closed one senior secured commercial real estate loan with a principal of $4.6 million, purchased a participation interest from a related party with aggregate principal of $3.6 million, and sold two participation interests to related parties with aggregate principal of $1.6 million. Additionally, a senior secured loan with principal of $3.8 million paid off in full during the period. Principal on the participation interests sold and payoff will be used for payment of the Company’s operating and administrative expenses, and all continuing debt service obligations.

ROCF IV Series

During 2024, ROCF IV Series closed seven senior secured commercial real estate loans with aggregate principal of $33.9 million, sold nine participation interests in five loans to related parties with aggregate principal of $18.9 million, and purchased a participation interest from a related party with aggregate principal of $0.4 million. Additionally, three senior secured loans with aggregate principal of $16.1 million paid off in full during the period. Principal on the participation interests sold and payoffs will be redeployed into new senior secured loans.

ROCF V Series

During 2024, ROCF V Series purchased a participation interest in one loan from a related party with principal of $3.0 million. ROCF V Series also sold participation interests in two loans to related parties with aggregate principal of $1.8 million. Additionally, an office building located in New Jersey was acquired by ROCF V Series via foreclosure and has a capitalized cost basis of $10.3 million. Management is actively marketing the property. Principal on the participation interests sold will be redeployed into new senior secured loans.

ROIOF Series

During 2024, ROIOF Series purchased participation interests in six loans from related parties with aggregate principal of $10.1 million and entered into eight amended and restated participation agreements with a related party whereby the related party increased its participation interest in one loan by an aggregate $3.0 million. Principal received on the increased participation interest will be redeployed into new senior secured loans.

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Item 3. Directors and Officers

As of the issuance date of this report, the following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Sponsor	Director/Officer Since
Gary Bechtel	67	Chief Executive Officer*	August 2020
Kevin P. Kennedy	59	Chief Sales and Distribution Officer*	November 2019
Raymond T. Davis	58	President and Chief Business Development Officer*	March 2025 (President) November 2019 (Chief Business Development Officer)
Paul Cleary	61	Chief Operating Officer	March 2022
Thomas McGovern	46	Chief Financial Officer	April 2022
Robert Kaplan	54	Chief Legal Officer and EVP, Corporate Development	March 2023

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor.  Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining the Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO).  Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing.  He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA.  He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

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Raymond T. Davis is President and Chief Business Development Officer and a member of the board of managers for our Sponsor. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused is operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

Paul Cleary is Chief Operating Officer for our Sponsor. Paul brings nearly 25 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally chartered credit union’s national CRE loan portfolio. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender.  He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His role encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Paul was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. Paul has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration from the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelors’ degree with a Political Finance concentration from the University of California, Santa Barbara.

Thomas McGovern is Chief Financial Officer of our Sponsor. Thomas is responsible for leading the financial accounting and reporting function, including supporting the capital raising and investor relations efforts. Thomas previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Thomas had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Thomas is a Certified Public Accountant (CPA), holds the Chartered Financial Analyst (CFA) designation, and the Series 79 securities license.

Robert R. Kaplan, Jr. serves as Chief Legal Officer and Executive Vice President for Corporate Development for Red Oak Capital Holdings and its affiliate, Oak Real Estate Partners (ROCH-OREP). As Chief Legal Officer, Rob develops and leads the ROCH-OREP corporate legal strategy; works with other executive management team members to formulate and maintain internal audits, corporate compliance programs and general management policies; and oversees delivery of legal services and resources to accomplish corporate goals, strategies and priorities. In his role as Executive Vice President for Corporate Development, Rob works with the companies’ CEO and Chief Strategy Officer to devise and execute capital markets strategy and long-term growth and development plans for ROCH and OREP. A well-regarded expert in the federal JOBS Act, the veteran securities lawyer is also a pioneer and advocate in the revision and revitalization of Regulation A. Throughout his nearly 30-year career, Rob has represented clients and worked in such diverse industries as financial services and products, real estate, technology, professional sports, manufacturing and retail/consumer products. He has completed more than $4 billion worth of securities transactions, including registered and exempt securities offerings, private equity and institutional investment, real estate funds and syndications and REITs, in addition to institutional financings of real estate acquisitions and M&As. He is also well-versed in the placement of alternative investments in the retail, independent broker-dealer and registered investment advisor market. Highly regarded as an expert on the JOBS Act and the revision and revitalization of Regulation A, Rob has worked with Congress on the adoption of Title IV, including testifying before the U.S. Senate Banking Committee on Regulation A’s impact on the lower middle market and the alternatives industry. He has also worked with the Securities and Exchange Commission’s Office of Small Business Policy and the Division of Corporation Finance on rules for implementation of Regulation A. Recognized in the Best Lawyers in America within his fields each year since 2013, Rob was also selected as the 2022 “Lawyer of the Year” by Best Lawyers® for leveraged buyouts and private equity law. From 2012 to 2016, the Governor of the Commonwealth of Virginia called on Rob to serve on the Virginia Board of Housing and Community Development. Rob received his J.D. from the College of William & Mary’s Marshall-Wythe School of Law. He operates out of the firms’ Charlotte, NC office, reporting directly to the CEO.

19

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership**	Percent of Class
Common Units	Red Oak Capital Holdings, LLC	6,000	100	% (1)
Common Units	Gary Bechtel	1,149	57.80	% (2)
Common Units	Kevin Kennedy	1,659	26.82%
Common Units	Raymond Davis	766	51.60	% (3)
Common Units	White Oak Capital Holdings, LLC	2,425	39.21	% (4)
Common Units	All Executives and Managers	6,000	59.57%

20

*Unless otherwise noted above, the address of the persons and entities listed in the table is c/o 5925 Carnegie Boulevard, Suite 110, Charlotte, North Carolina 28209.

**For Messrs. Bechtel, Kennedy and Davis, indicates ownership of the Company through ownership in Red Oak Capital Holdings, LLC which owns 100% of the Common Units of the Company.

(1) Common Units issued to Red Oak Capital Holdings, LLC as consideration for a capital commitment of $1,500,000, which may be called at times and in amounts in the discretion of the Manager.

(2) Includes (i) 18.59% of Red Oak Capital Holdings, LLC’s interests, which holds 100% of the interests of the Company, and; (ii) 100% of White Oak Capital Holdings, LLC’s 39.21% interest, which Mr. Bechtel as a “control person,” is deemed to beneficially own.

(3) Includes (i) 12.39% of Red Oak Capital Holdings, LLC’s interests, which holds 100% of the interests of the Company, and (ii) 100% of White Oak Capital Holdings, LLC’s 39.21% interest, which Mr. Davis as a “control person,” is deemed to beneficially own.

(4) Messrs. Bechtel and Davis each individually own 34.58% of the voting interests in White Oak Capital Holdings, LLC.

Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements

Item 6. Other Information

None.

21

Item 7. Financial Statements

RED OAK CAPITAL FUND SERIES, LLC
(AND ROCF II SERIES, ROCF IV SERIES,
ROCF V SERIES, AND ROIOF SERIES)

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2024 AND 2023

22

Red Oak Capital Fund Series, LLC
Contents

23

Independent Auditor's Report

To the Member

Red Oak Capital Fund Series, LLC

Opinion

We have audited the consolidated financial statements of Red Oak Capital Fund Series, LLC (the "Company") and the consolidating financial statements of ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series, (collectively, the "Series Funds"), which comprise the consolidated and consolidating balance sheets as of December 31, 2024 and 2023, and the related consolidated and consolidating statements of operations, changes in member's capital and cash flows for the years then ended, and the related notes to the consolidated and consolidating financial statements.

In our opinion, the accompanying consolidated and consolidating financial statements present fairly, in all material respects, the financial position of the Company and the Series Funds as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS").  Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated and Consolidating Financial Statements section of our report. We are required to be independent of the Company and the Series Funds and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Company and the Series Funds will continue as going concerns. As discussed in Note 2 to the consolidated and consolidating financial statements, ROCF II Series has suffered recurring losses from operations, has a net capital deficiency, and has bonds payable coming due, which raise substantial doubt about ROCF II Series ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 2. The consolidated and consolidating financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated and Consolidating Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and consolidating financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and consolidating financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and consolidating financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company and each Series Funds ability to continue as a going concern for one year after the date that the consolidated and consolidating financial statements are available to be issued.

24

Auditor's Responsibilities for the Audit of the Consolidated and Consolidating Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and consolidating financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and consolidating financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated and consolidating financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and consolidating financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's and Series Funds’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and consolidating financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's and the Series Funds' ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audits.

/s/ CohnReznick LLP

Baltimore, Maryland

April 30, 2025

25

Red Oak Capital Fund Series, LLC
Balance Sheets
December 31, 2024
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Assets

Current assets:
Cash and cash equivalents	$1,148,852	$8,746,319	$2,350,239	$2,434,144	$-	$14,679,554
Mortgage loans receivable, held for investment, net	24,472,997	15,356,147	35,448,192	44,113,717	-	119,391,053
Loan interest receivable	715,619	785,499	1,109,027	2,497,633	-	5,107,778
Accrued paid-in-kind interest	331,083	530,361	1,523,981	1,860,320	-	4,245,745
Accounts receivable	162,291	-	-	-	-	162,291
Due from other	-	109,867	947,694	7,286	(1,054,788)	10,059
Property - held for sale, net	-	-	10,300,000	-	-	10,300,000
Prepaid expenses	4,125	4,125	4,125	4,125	-	16,500
Other assets	-	15,000	15,000	15,000	-	45,000
Total current assets	26,834,967	25,547,318	51,698,258	50,932,225	(1,054,788)	153,957,980

Long-term assets:
Mortgage loans receivable, held for investment, net	3,489,078	25,263,182	1,490,612	9,624,227	-	39,867,099
Other assets	61,600	-	-	-	-	61,600
Total long-term assets	3,550,678	25,263,182	1,490,612	9,624,227	-	39,928,699

Total assets	$30,385,645	$50,810,500	$53,188,870	$60,556,452	$(1,054,788)	$193,886,679

Liabilities and Member's Deficit

Current liabilities:
Bonds payable, net	$7,899,000	$-	$-	$-	$-	$7,899,000
Participation loans payable	5,941,000	-	4,067,000	1,000,000	-	11,008,000
Loan interest payable	122,104	-	76,256	-	-	198,360
Loan interest reserves	-	2,064,781	577,725	1,018,749	-	3,661,255
Loan construction reserves	2,481,046	7,315,798	1,882,936	670,763	-	12,350,543
Bond interest payable	977,903	961,035	1,369,311	1,368,613	-	4,676,862
Due to affiliates	789,198	-	-	-	-	789,198
Accrued expenses	20,382	21,268	18,222	8,427	-	68,299
Due to related parties	215,640	914,021	1,020,097	47,396	(1,054,788)	1,142,366
Total current liabilities	18,446,273	11,276,903	9,011,547	4,113,948	(1,054,788)	41,793,883

Long-term liabilities:
Bonds payable, net	35,666,731	45,339,286	70,049,805	64,808,426	-	215,864,248
Total long-term liabilities	35,666,731	45,339,286	70,049,805	64,808,426	-	215,864,248

Member's deficit	(23,727,359)	(5,805,689)	(25,872,482)	(8,365,922)	-	(63,771,452)

Total liabilities and member's deficit	$30,385,645	$50,810,500	$53,188,870	$60,556,452	$(1,054,788)	$193,886,679

The accompanying notes are an integral part of the financial statements

26

Red Oak Capital Fund Series, LLC
Balance Sheets
December 31, 2023
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Assets

Current assets:
Cash and cash equivalents	$11,061,753	$15,725,514	$9,141,897	$13,719,009	$-	$49,648,173
Mortgage loans receivable, held for investment, net	19,365,443	25,273,359	46,020,952	46,145,686	-	136,805,440
Loan interest receivable	479,611	913,553	1,537,597	167,433	-	3,098,194
Accrued paid-in-kind interest	82,925	1,375,691	1,212,550	1,170,126	-	3,841,292
Due from other	-	-	-	289,243	(289,243)	-
Total current assets	30,989,732	43,288,117	57,912,996	61,491,497	(289,243)	193,393,099

Long-term assets:
Mortgage loans receivable, held for investment, net	6,687,349	-	7,811,332	4,610,437	-	19,109,118
Other assets	61,600	-	-	-	-	61,600
Total long-term assets	6,748,949	-	7,811,332	4,610,437	-	19,170,718

Total assets	$37,738,681	$43,288,117	$65,724,328	$66,101,934	$(289,243)	$212,563,817

Liabilities and Member's Deficit

Current liabilities:
Participation loans payable	$5,069,000	$-	$5,067,000	$3,000,261	$-	$13,136,261
Loan interest payable	76,971	-	76,256	56,255	-	209,482
Loan interest reserves	2,019,629	740,924	1,362,237	1,147,669	-	5,270,459
Loan construction reserves	3,257,110	1,014,871	1,662,304	1,426,346	-	7,360,631
Bond interest payable	961,605	966,602	1,382,003	1,373,114	-	4,683,324
Due to affiliates	797,278	-	-	-	-	797,278
Accrued expenses	22,545	7,500	7,500	7,500	-	45,045
Due to related parties	-	-	289,243	-	(289,243)	-
Total current liabilities	12,204,138	2,729,897	9,846,543	7,011,145	(289,243)	31,502,480

Long-term liabilities:
Bonds payable, net	44,733,021	44,945,127	69,625,049	64,066,934	-	223,370,131
Participation loans payable	1,372,000	-	-	-	-	1,372,000
Total long-term liabilities	46,105,021	44,945,127	69,625,049	64,066,934	-	224,742,131

Member's deficit	(20,570,478)	(4,386,907)	(13,747,264)	(4,976,145)	-	(43,680,794)

Total liabilities and member's deficit	$37,738,681	$43,288,117	$65,724,328	$66,101,934	$(289,243)	$212,563,817

The accompanying notes are an integral part of the financial statements

27

Red Oak Capital Fund Series, LLC
Statements of Operations
For the Year Ending December 31, 2024
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Revenue:
Mortgage interest income	$3,137,056	$3,559,973	$3,855,562	$4,275,233	$-	$14,827,824
Paid-in-kind interest income	248,158	230,886	583,708	690,194	-	1,752,946
Bank interest income	166,900	480,419	140,750	230,492		1,018,561
Other income	-	25	-	-	-	25
Total revenue	3,552,114	4,271,303	4,580,020	5,195,919	-	17,599,356

Expenses:
Bond interest expense	4,377,713	4,520,687	6,594,845	6,449,276	-	21,942,521
Provision for credit losses (benefit)	519,000	-	7,992,899	600,000	-	9,111,899
Participation interest expense	496,487	-	305,025	127,929	-	929,441
Management fees	789,198	814,201	1,278,699	1,184,098	-	4,066,196
Management acquisition fees	48,250	-	-	-	-	48,250
Management disposition fees	-	161,190	-	39,982	-	201,172
Rental expenses	40,965	696	281,996	-	-	323,657
General and administrative	467,182	219,711	299,534	199,411	-	1,185,838
Total expenses	6,738,795	5,716,485	16,752,998	8,600,696	-	37,808,974

Other income (expense)
Realized gain (loss) on extinguishment of debt	29,800	26,400	47,760	15,000	-	118,960
Total other income (expense)	29,800	26,400	47,760	15,000	-	118,960

Net income (loss)	$(3,156,881)	$(1,418,782)	$(12,125,218)	$(3,389,777)	$-	$(20,090,658)

The accompanying notes are an integral part of the financial statements

28

Red Oak Capital Fund Series, LLC
Statements of Operations
For the Year Ending December 31, 2023
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Revenue:
Mortgage interest income	$1,263,517	$3,950,377	$4,745,514	$7,053,295	$-	$17,012,703
Paid-in-kind interest income	209,066	597,487	684,092	862,056	-	2,352,701
Bank interest income	2	-	-	-	-	2
Total revenue	1,472,585	4,547,864	5,429,606	7,915,351	-	19,365,406

Expenses:
Bond interest expense	4,740,869	4,613,807	6,680,114	6,500,611	-	22,535,401
Provision for credit losses (benefit)	(2,779,000)	(660,000)	6,052,000	60,000	-	2,673,000
Participation interest expense	76,971	-	319,608	352,520	-	749,099
Management fees	797,278	836,763	1,288,424	1,175,780	-	4,098,245
Management acquisition fees	80,500	-	-	-	-	80,500
Management disposition fees	-	149,000	160,212	155,700	-	464,912
Organization fees	-	-	-	42,860	-	42,860
Rental expenses	109,559	578	-	-	-	110,137
General and administrative	114,813	102,586	126,353	104,392	-	448,144
Total expenses	3,140,990	5,042,734	14,626,711	8,391,863	-	31,202,298

Other income (expense)
Realized gain (loss)	(763,405)	-	-	-	-	(763,405)
Realized gain (loss) on extinguishment of debt	17,300	4,000	2,400	3,000	-	26,700
Total other income (expense)	(746,105)	4,000	2,400	3,000	-	(736,705)

Net income (loss)	$(2,414,510)	$(490,870)	$(9,194,705)	$(473,512)	$-	$(12,573,597)

The accompanying notes are an integral part of the financial statements

29

Red Oak Capital Fund Series, LLC
Statements of Changes in Member's Capital

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated

Member's deficit, January 1, 2023	$(19,755,968)	$(3,896,037)	$(4,552,559)	$(4,502,633)	$(32,707,197)

Net income (loss)	(2,414,510)	(490,870)	(9,194,705)	(473,512)	(12,573,597)

Capital contributions	1,600,000	-	-	-	1,600,000

Member's deficit, December 31, 2023	$(20,570,478)	$(4,386,907)	$(13,747,264)	$(4,976,145)	$(43,680,794)

Net income (loss)	(3,156,881)	(1,418,782)	(12,125,218)	(3,389,777)	(20,090,658)

Member's deficit, December 31, 2024	$(23,727,359)	$(5,805,689)	$(25,872,482)	$(8,365,922)	$(63,771,452)

The accompanying notes are an integral part of the financial statements

30

Red Oak Capital Fund Series, LLC
Statements of Cash Flows
For the Year Ending December 31, 2024
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$(3,156,881)	$(1,418,782)	$(12,125,218)	$(3,389,777)	$-	$(20,090,658)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accretion of loan origination income	(363,283)	(261,457)	(241,083)	(199,402)	-	(1,065,225)
Amortization of debt issuance costs	525,630	664,159	1,101,756	966,492	-	3,258,037
Provision for credit losses (benefit)	519,000	-	7,992,899	600,000	-	9,111,899
Change in other operating assets and liabilities:
Net change in loan interest receivable	(236,008)	128,054	(59,707)	(2,330,200)	-	(2,497,861)
Net change in accrued paid-in-kind interest	(248,158)	845,330	(583,709)	(690,194)	-	(676,731)
Net change in accounts receivable	(162,291)	-	-	-	-	(162,291)
Net change in other asset	-	(15,000)	(15,000)	(15,000)	-	(45,000)
Net change in due from other	-	(109,867)	(947,694)	281,957	-	(775,604)
Net change in prepaid expenses	(4,125)	(4,125)	(4,125)	(4,125)	-	(16,500)
Net change in loan interest payable	45,133	-	-	(56,255)	-	(11,122)
Net change in bond interest payable	16,298	(5,567)	(12,692)	(4,501)	-	(6,462)
Net change in due to related parties	215,640	914,021	(269,146)	47,396	-	907,911
Net change in due to affiliates	(8,080)	-	-	-	-	(8,080)
Net change in accrued expenses	(2,163)	13,768	10,722	927	-	23,254

Net cash provided by (used in) operating activities	(2,859,288)	750,534	(5,152,997)	(4,792,682)	-	(12,054,433)

Cash flows from investing activities:
Mortgage notes issued	(5,830,000)	(31,203,513)	(1,023,438)	(6,903,063)	-	(44,960,014)
Mortgage notes repaid	3,765,000	16,119,000	-	3,520,644	-	23,404,644
Mortgage note participations	(500,000)	-	-	(2,000,261)	-	(2,500,261)
Loan interest reserves, net	(2,019,629)	1,323,857	(784,512)	(128,920)	-	(1,609,204)
Loan construction reserve additions	2,205,906	12,782,466	2,871,084	1,494,292	-	19,353,748
Loan construction reserve drawdowns	(2,981,970)	(6,481,539)	(2,024,795)	(2,249,875)	-	(13,738,179)

Net cash provided by (used in) investing activities	(5,360,693)	(7,459,729)	(961,661)	(6,267,183)	-	(20,049,266)

Cash flows from financing activities:
Payment of debt issuance costs	(1,128,920)	-	-	-	-	(1,128,920)
Redemptions of Bonds	(564,000)	(270,000)	(677,000)	(225,000)	-	(1,736,000)

Net cash provided by (used in) financing activities	(1,692,920)	(270,000)	(677,000)	(225,000)	-	(2,864,920)

Net change in cash and cash equivalents	(9,912,901)	(6,979,195)	(6,791,658)	(11,284,865)	-	(34,968,619)

Cash and cash equivalents, beginning of period	11,061,753	15,725,514	9,141,897	13,719,009	-	49,648,173

Cash and cash equivalents, end of period	$1,148,852	$8,746,319	$2,350,239	$2,434,144	$-	$14,679,554

Supplemental disclosure of cash flow information:
Interest paid	$3,835,785	$3,862,094	$5,505,781	$5,487,285	$-	$18,690,945
Noncash investing activities:
Foreclosure of notes receivable in exchange for property, net	$-	$-	$9,639,222	$-	$-	$9,639,222

The accompanying notes are an integral part of the financial statements

31

Red Oak Capital Fund Series, LLC
Statements of Cash Flows
For the Year Ending December 31, 2023
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$(2,414,510)	$(490,870)	$(9,194,705)	$(473,512)	$-	$(12,573,597)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Realized (gain) loss	763,405	-	-	-	-	763,405
Realized gain (loss) on extinguishment of debt	-	(4,000)	(2,400)	(3,000)	-	(9,400)
Accretion of loan origination income	(255,006)	(52,851)	(506,752)	(508,443)	-	(1,323,052)
Amortization of debt issuance costs	877,924	679,256	1,136,845	1,020,148	-	3,714,173
Provision for credit losses (benefit)	(2,779,000)	(660,000)	6,052,000	60,000	-	2,673,000
Change in other operating assets and liabilities:
Net change in loan interest receivable	629,547	(198,876)	(1,115,185)	185,466	-	(499,048)
Net change in accrued paid-in-kind interest	(82,925)	291,222	(505,467)	(534,613)	-	(831,783)
Net change in due from other	57,323	67,690	45,000	(285,585)	-	(115,572)
Net change in loan interest payable	76,971	-	31,350	56,255	-	164,576
Net change in bond interest payable	(13,069)	(38,904)	(8,870)	65,683	-	4,840
Net change in bond proceeds received in advance	-	-	-	(65,000)	-	(65,000)
Net change in due to related parties	(243,156)	(215,163)	186,955	(22,274)	-	(293,638)
Net change in other current liabilities	(282,790)	-	(388,644)	(36,520)	-	(707,954)
Net change in due to affiliates	797,278	-	-	-	-	797,278
Net change in accrued expenses	22,545	7,500	7,500	7,500	-	45,045

Net cash provided by (used in) operating activities	(2,845,463)	(614,996)	(4,262,373)	(533,895)	-	(8,256,727)

Cash flows from investing activities:
Mortgage notes issued	(24,704,029)	-	(17,960,750)	(17,320,440)	-	(59,985,219)
Mortgage notes repaid	15,051,615	14,900,000	18,821,212	15,606,202	-	64,379,029
Mortgage notes sold	6,600,000	-	-	-	-	6,600,000
Mortgage note participations	6,441,000	-	-	-	-	6,441,000
Loan interest reserves	841,017	(676,246)	(613,211)	(558,889)	-	(1,007,329)
Loan construction reserve additions	4,877,084	1,006,088	1,154,424	4,612,153	-	11,649,749
Loan construction reserve drawdowns	(5,961,623)	(1,464,824)	(4,180,046)	(9,639,032)	-	(21,245,525)
Proceeds from sale of property - held for sale	3,136,595	-	-	-	-	3,136,595

Net cash provided by (used in) investing activities	6,281,659	13,765,018	(2,778,371)	(7,300,006)	-	9,968,300

Cash flows from financing activities:
Deemed contributions	1,600,000	-	-	-	-	1,600,000
Proceeds from Bonds	-	-	-	2,143,000	-	2,143,000
Payment of debt issuance costs	-	-	-	(185,577)	-	(185,577)
Redemptions of Bonds	(630,000)	(2,401,000)	(463,600)	(605,000)	-	(4,099,600)

Net cash provided by (used in) financing activities	970,000	(2,401,000)	(463,600)	1,352,423	-	(542,177)

Net change in cash and cash equivalents	4,406,196	10,749,022	(7,504,344)	(6,481,478)	-	1,169,396

Cash and cash equivalents, beginning of period	6,655,557	4,976,492	16,646,241	20,200,487	-	48,478,777

Cash and cash equivalents, end of period	$11,061,753	$15,725,514	$9,141,897	$13,719,009	$-	$49,648,173

Supplemental disclosure of cash flow information:
Interest paid	$3,875,108	$3,973,455	$5,552,137	$5,414,782	$-	$18,815,482

The accompanying notes are an integral part of the financial statements

32

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

1. Organization

Red Oak Capital Fund Series, LLC, (the “Series LLC”) is a Delaware limited liability company that originates senior loans collateralized by commercial real estate in the United States of America. The Series LLC’s plan is to originate, acquire, and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests in the Series LLC.

The Series LLC was formed on September 18, 2023, and on September 29, 2023, certain of its series (ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series), succeeded by merger, respectively, to the business and operations of Red Oak Capital Fund II, LLC (“ROCF II”), Red Oak Capital Fund IV, LLC (“ROCF IV”), Red Oak Capital Fund V, LLC (“ROCF V”), and Red Oak Income Opportunity Fund, LLC (ROIOF). ROCF II, ROCF IV, ROCF V, and ROIOF, were all separate Delaware limited liability companies. The Series LLC’s term is indefinite. The net assets of the predecessor companies did not change as a result of the merger. Prior to the merger, ROCF II, ROCF IV, ROCF V, and ROIOF were all under common ownership and control. The financial statements are presented as if the merger occurred at the beginning of the reporting period.

ROCF II formed on April 25, 2017 and commenced operations on November 16, 2018. ROCF II raised a maximum of $50 million of Series A Bonds and Series B Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The minimum offering requirement of $2 million was achieved and an initial closing was held on November 16, 2018 whereby the initial offering proceeds were released from escrow.

ROCF IV formed on October 31, 2019 and commenced operations on February 21, 2020. ROCF IV raised $50 million of Series A, B, Ra, and Rb Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

ROCF V formed on March 23, 2020 and commenced operations on September 23, 2020. ROCF V raised a maximum of $75 million of Series A Bonds, Series A R-bonds, Series B Bonds, and Series B R-Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

ROIOF was formed on February 28, 2020 and commenced operations on September 23, 2020. ROIOF raised $69.8 million of capital from the offering of CORE Bonds, CORE R-bonds, CORE 21 Bonds, CORE 21 R-Bonds, CORE 22 Bonds, CORE 22 R-Bonds and SI Bonds, pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended.

The Company's operations may be affected by macro events, including inflation, geopolitical tensions, and the recent implementation of new tariffs on key imports and exports. Possible effects of these events may include, but are not limited to, delay of payments from borrowers, an increase in extension risk, higher rate of defaults, and delaying loan closing periods. Any future disruption which may be caused by these developments is uncertain; however, it may result in a material adverse impact on the Company's financial position, operations and cash flows.

2. Significant accounting policies

Basis of presentation

The financial statements of the Series LLC have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

The financial statements include the accounts of the Series LLC and its series, ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series and their respective predecessors ROCF II, ROCF IV, ROCF V, and ROIOF. All intercompany balances and transactions have been eliminated in consolidation.

33

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

2. Significant accounting policies (continued)

Going concern and Management's Plans

For the year ended December 31, 2024, the Series Funds continued to deploy capital into senior secured loans, thereby mitigating the negative spread between the yield on interest earning assets and the cost of capital. Through the date of this report, the Series Funds, accounting for loans scheduled to close through year-end, have deployed substantially all of their capital into senior secured loans. In addition, the Series LLC's affiliates, ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC, and two other affiliates entered into an agreement with Cross River Bank for a $50 million secured revolving loan facility. We anticipate this will enhance yields and generate materially higher revenue and net income for the Series Funds in future periods which will mitigate their negative equity position going forward.

ROCF II Series

The maturity of the ROCF II Series B Bonds was August 1, 2024, reflecting a term of five years following the termination of the bond offering for the Series B Bonds. On April 19, 2024, the Company provided notice of its right to extend the maturity date for an additional six months prior to repayment of the Bonds, placing final extended maturity at February 1, 2025. On March 13, 2024, UMB Bank, N.A., as the Indenture Trustee for the Series B Bondholders, issued a Notice of an Event of Default and Reservation Rights related to the maturity of the remaining Series B Bonds.

On April 19, 2024, management notified investors of an offer to exchange $1,000 in principal amount at maturity of our new 9.5% Senior Secured Bonds (Series C Bonds) due 2028 for each $1,000 in principal amount at maturity of our 8.5% Senior Secured Bonds (Series B Bonds) due 2024. The exchange was offered under an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and was undertaken to avoid the expense and delays associated with new capital raise and as such we raised the Bond yield to 9.5% for existing investors who elected to exchange. On February 17, 2025, management reopened the exchange to the remaining Series B Bond investors under the same terms as the initial exchange offering. The offering expired on March 24, 2025. On March 25, 2025, management re-opened the ROCF II Series exchange offer to the remaining Series B Bondholders under the same terms as the initial exchange offer. $2.3 million in Series B Bonds were exchanged under the second exchange offer.

Management believes scheduled payoffs and anticipated asset liquidations will fully redeem the remaining $5.5 million in ROCF II Series B Bonds. Recently, the ROCF II Series has received significant loan payoffs totaling approximately $10.7 million, including the Hawaii loan ($6.0 million on April 21, 2025) and the Eagle Crest loan ($4.7 million on April 25, 2025). These proceeds have materially improved the Fund’s liquidity position. Based on our plan for the creation of liquidity and recent events, Management expects sufficient liquidity for redemption of the remaining ROCF II Series B Bonds.

The maturing of the Series B Bonds without full payment raises substantial doubt about the ROCF II Series ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of estimates

The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. The Managing Member believes the estimates utilized in preparing the Series LLC’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Series LLC's financial statements.

Fair value – hierarchy of fair value

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, the Series LLC discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Series LLC has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

34

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

2. Significant accounting policies (continued)

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Series LLC’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Restricted cash represents cash held in escrow for the benefit of the Series LLC’s bondholders for the payment of the debt service obligation.

Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations.

Property - held for sale, net

Property – held for sale represents foreclosed properties that are initially recorded at lower of cost or fair value less estimated costs to sell establishing a new cost basis. Physical possession of commercial real estate property collateralizing a commercial mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. If fair value declines subsequent to foreclosure, a valuation allowance will be created and expensed as an unrealized loss.

Mortgage loans receivable held for investment, net

Mortgage loans receivable are classified as held for investment based on the Series LLC’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal net of deferred origination fees and costs, and any allowance for credit losses. The Series LLC’s mortgage loans receivable consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Series LLC’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Loan participations

The Series LLC sells loan participations, to affiliated funds and other funds, in certain loans which it originates. The Series LLC follows the guidance in FASB ASC 860, Transfers and Servicing. Based on this guidance, participations in loans that do not meet the true-sale criteria are treated as secured financings for financial reporting purposes. Accordingly, the full amount of the loans with participations and the pledged loans are reflected as assets, the interest thereon is recorded by the Series LLC as income, and the participants’ share of the loans are reflected as secured borrowings with interest expense recorded by the Series LLC on such participations.

35

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

2. Significant accounting policies (continued)

Allowance for credit losses

The Series LLC recognizes an allowance for credit losses for financial assets carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance will be based on the credit losses expected to arise over the life of the asset (contractual term), which includes consideration of prepayments and based on the Series LLC’s expectations as of the balance sheet date.

The Series LLC utilizes a loss rate approach in determining its lifetime expected credit losses on its loans held for investment. This method is used for calculating an estimate of losses based on management and the Series LLC’s expertise in the commercial real estate bridge lending space and is comprised of an estimate of the probability of default of a given loan and the expectation of total loss, including costs to remediate and/or sell, in the event of such default. In determining its loss rates, the Series LLC uses a multi-factor model to ascertain the likelihood of a borrower experiencing distress and going into default and quantifies a potential loss based on the carrying value of the underlying collateral on its balance sheet in relation to its fair value as determined by the most recent appraisal on an “as-is” basis less selling costs.

Credit Quality Indicators

The Series LLC analyzes the loans in its portfolio based on the internal credit risk grading process pursuant to CECL (as defined below). Internal credit risk grading process includes an ongoing process that evaluates, among other things: (i) the borrower’s ability to repay; (ii) the underlying collateral; (iii) the risk inherent to a particular commercial real estate sector; and (iv) the risk endemic to the market and geography in which the borrower operates.

The Series LLC assigns weights to a number of standard risk factors that apply across the portfolio. The weightings are based on management’s experience in the bridge lending credit market and have been specifically tailored to the offered loan products. These include loan to value (LTV), sector risk, market risk, sponsor risk and debt service coverage ratio (DSCR). In addition, subjective risk factors, including borrower past performance, borrower management / business plan performance, macroeconomic trends and other relevant facts or trends are analyzed in conjunction with standard factors to provide enhancement or diminution to the credit profile of the loan.

This analysis provides for a stratification of the loan portfolio across the following internal grades:

1. Prime – minimal probability of default

2. Pass – low probability of default

3. Low Pass – moderate probability of default

4. Watch – material probability of default

5. Special Mention – significant probability of default

6. Substandard – substantial probability of default

7. Doubtful – highly likely probability of default

8. Default/Loss – defaulted / expected to default

Revenue recognition and accounts receivable

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income is recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain. Four loans were on nonaccrual status at December 31, 2024 and 2023.

36

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

2. Significant accounting policies (continued)

The Series LLC will place a loan on non-accrual status for financial accounting purposes on the same date the loan is put into default status. A loan will formally go into default when an event of default has occurred as defined in the loan agreement, a notice of default has been sent to the borrower, and the borrower has not cured the default within the allotted period provided in the notice of default. Exceptions to the non-accrual policy may be made when the collateral value significantly exceeds the outstanding principal and accrued interest of the loan. Additionally, when the nature of the default does not materially impact the likelihood of collection, management may determine that non-accrual status is not appropriate. When a loan is classified as non-accrual, the future accrual of interest is suspended and management considers whether any previously accrued interest should be reversed. Interest received on non-accrual loans is either applied against principal or recognized as interest income.

Loan origination income is amortized over the life of the mortgage loan receivable using the interest method and is reflected as a direct deduction from the related mortgage loans receivable in the accompanying balance sheet. Accretion of loan origination income totaled approximately $0.2 million and $1.5 million for the years ended December 31, 2024 and 2023, respectively, and is included in interest income in the accompanying statements of operations. The Series LLC had gross mortgage loans receivable of approximately $171.6 million and $163.7 million, presented net of $0.5 million and $0.7 million of unamortized deferred loan origination income and $11.9 million and $7.1 million of loan loss reserves at December 31, 2024 and 2023, respectively.

Accrued Interest Receivable

The Series LLC elected to present the accrued interest receivable balance separately in its balance sheet from the amortized cost of the loan. Accrued interest receivable was approximately $9.4 million and $6.9 million and accrued interest payable was approximately $0.2 million and $0.2 million as of December 31, 2024 and 2023 relating to loans and participation loans payable, respectively.

When management places a loan in non-accrual status and determines that previously accrued interest should be reversed, the write-off of accrued interest receivable is recognized through the reversal of interest income. The Series LLC wrote off approximately $0.3 million and $0.2 million of loan accrued interest receivables during the years ended December 31, 2024 and 2023, respectively.

Bonds payable

The Series LLC-issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Series LLC’s mortgage loans receivable at fair value.

Income taxes

The Series LLC is a single member limited liability company (LLC) and, as such, is a disregarded entity for income tax purposes and not subject to income taxes and does not file a tax return. Accordingly, these financial statements do not reflect a provision for income taxes and the Company has no other tax positions which must be considered for disclosure.

37

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

2. Significant accounting policies (continued)

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Series LLC is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Series LLC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Series LLC has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Series LLC (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications had no effect on previously reported members' deficit or net loss.

3. Mortgage loans receivable

The Series LLC earned and accrued approximately $14.8 million of mortgage loan interest income, $1.8 million in PIK interest income, and $0.9 million of participation interest expense during the year ended December 31, 2024. The Series LLC earned and accrued approximately $17.0 million of mortgage loan interest income, $2.4 million in PIK interest income, and $0.7 million of participation interest expense during the year ended December 31, 2023. During the year ended December 31, 2024, the Series LLC originated seven loans and purchased one loan participation.

Mortgage loans receivable at December 31, 2024 consisted of the following:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Mortgage loans receivable, net	$27,962,075	$40,619,329	$36,938,804	$53,737,944	$159,258,152
Participation loans payable	$5,941,000	-	$4,067,000	$1,000,000	$11,008,000
Loan count	7	9	5	5	26
Weighted average interest rate	11.97%	12.03%	9.59%	11.65%	11.23%
Weighted average paid-in-kind interest rate	0.77%	0.45%	1.32%	1.38%	1.04%
Maturity Range	September 30, 2020 to March 31, 2026	December 31, 2023 to July 31, 2026	October 12, 2023 to March 31, 2026	October 12, 2023 to May 31, 2026	September 30, 2020 to July 31, 2026

38

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

3. Mortgage loans receivable (continued)

Mortgage loans receivable at December 31, 2023 consisted of the following:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Mortgage loans receivable, net	$26,052,792	$25,273,359	$53,832,284	$50,756,123	$155,914,558
Participation loans payable	$6,441,000	$-	$5,067,000	$3,000,261	$14,508,261
Loan count	7	5	6	6	24
Weighted average interest rate	12.07%	9.50%	9.66%	8.89%	9.72%
Weighted average paid-in-kind interest rate	1.22%	2.22%	1.74%	1.55%	1.68%
Maturity Range	September 6, 2020 to November 30, 2025	August 9, 2023 to May 1, 2024	March 31, 2023 to December 31, 2025	January 1, 2024 to December 31, 2025	September 6, 2020 to December 31, 2025

The below table summarizes the aging of mortgage loans receivable gross of unamortized origination costs at December 31, 2024:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
0-30 Days	$16,150,000	$31,600,000	$13,525,000	$23,218,500	$98,243,500
31-60 Days	-	-	8,300,000	9,000,000	17,300,000
61-90 Days	6,300,000	3,250,000	-	-	9,550,000
90+ Days	7,062,500	6,000,000	24,875,000	22,300,000	46,487,500
Total	$29,512,500	$40,850,000	$46,700,000	$54,518,500	$171,581,000

The below tables summarize the allowance for credit losses for the periods ended December 31, 2024 and 2023:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
January 1, 2023 Balance	$3,740,000	$660,000	$-	$-	$4,400,000
Increases	731,000	100,000	7,012,000	60,000	7,903,000
Decreases	(3,510,000)	(760,000)	(960,000)	-	(5,230,000)
December 31, 2023 Balance	$961,000	$-	$6,052,000	$60,000	$7,073,000
Increases	690,000	-	8,268,000	1,180,000	10,138,000
Decreases	(171,000)	-	(4,610,000)	(580,000)	(5,361,000)
December 31, 2024 Balance	$1,480,000	$-	$9,710,000	$660,000	$11,850,000

39

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

3. Mortgage loans receivable (continued)

The below table summarizes mortgage loans receivable, net by credit quality indicators at December 31, 2024:

Indicator	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Prime	$-	$-	$-	$-	$-
Pass	-	-	-	-	-
Low pass	12,590,497	23,394,210	11,983,192	22,101,074	70,068,973
Watch	-	-	-	-	-
Special Mention	11,000,000	3,250,000	-	-	14,250,000
Substandard	-	-	-	9,002,637	9,002,637
Doubtful	-	-	-	-	-
Default / Loss	4,371,578	13,975,119	24,955,612	22,634,233	65,936,542
Total	$27,962,075	$40,619,329	$36,938,804	$53,737,944	$159,258,152

In accordance with the Series LLC's mortgage loan receivable agreements, most borrowers must fund a loan interest reserve account with six to twelve months of interest payments. The Series LLC may also hold prepaid interest on behalf of each borrower as applicable. As of December 31, 2024 and 2023, the loan interest reserve account, including prepaid interest, contained approximately $3.7 million and $5.3 million, respectively. Additionally, the Series LLC holds certain construction funds on behalf of each borrower which are then paid out in accordance with a construction budget, draw schedule, and payment schedule, as applicable. As of December 31, 2024 and 2023, the loan construction reserve account contained approximately $12.4 million and $7.4 million, respectively.

On January 21, 2020, ROCF II issued a notice of default to a mortgage note borrower, Patio Theater Holdings, LLC, for a failure to make interest payments. On May 15, 2020, ROCF II issued a notice of loan acceleration and increased the interest rate to the default rate of 16% per annum. As the note passed the initial maturity, the interest rate increased to 16.5% and later to 17%. Since the note was not paid off in accordance with the acceleration notice, ROCF II has begun the process of foreclosure. The note originally matured on September 30, 2020 and holds an unpaid principal balance of $2.4 million, interest receivable balance of $0.1 million, and a loan loss reserve of $1.5 million as of December 31, 2024.

On October 7, 2022, the borrower 11 Waterview Blvd, LLC, was placed in default. The interest rate increased from 10.50% to the default rate 14.50%. The loan was placed in non-accrual status as of March 9, 2023 and held an unpaid principal balance of $14,500,000 with interest receivable of $336,000 as of December 31, 2023. On February 15, 2024, the commercial office building formerly owned by 11 Waterview Blvd. LLC was acquired through foreclosure. Upon foreclosure, $10.3 million was recognized as real-estate owned and ROCF V Series recognized a loss of approximately $4.3 million. As of December 31, 2024, the property continues to be held for sale and ROCF V Series is fielding interest from several buyer groups.

On November 8, 2022, ROCF V Series provided an $8.3 million senior secured mortgage loan to YP Trillium LLC, a California limited liability company. The mortgage loan holds a total interest rate of 7.75% and matured on November 8, 2024. The underlying commercial property is a commercial office building located in the state of Illinois. On December 6, 2022, the Company entered into a Loan Participation and Servicing Agreement whereby ROCF V Series sold a participation interest in the loan held with YP Trillium LLC equal to approximately 49% of a $8.3 million senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party and Delaware limited liability company for a purchase price of $4.1 million. The loan holds an unpaid principal balance of $8.3 million with interest receivable of $0.2 million as of December 31, 2024. On March 13, 2025, the commercial office building formerly owned by YP Trillium LLC was acquired through foreclosure.

40

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

3. Mortgage loans receivable (continued)

On January 31, 2023, ROCF V Series provided a $6.0 million senior secured mortgage loan to Princeton Development, LLC, a California limited liability company. The mortgage loan holds a total interest rate of 10.50% and matured on January 31, 2024. The underlying properties are two parcels located in Moorpark, CA. ROCF V Series entered into Loan Participation and Servicing Agreements whereby ROCF V Series sold a participation interest equal to 50.00% of the $6.0 million senior secured loan to ROIOF Series for sale price of $2.5 million. On April 5, 2024, ROCF V Series issued a notice of default to Princeton Development, LLC and the loan was placed in non-accrual status. The loan holds an unpaid principal balance of $6.0 million with interest receivable of $0.03 million as of December 31, 2024. On February 28, 2025, ROCF V Series entered into a Forbearance & Loan Modification Agreement with mortgage note borrower, Princeton Development LLC, setting a forbearance period ending March 31, 2025. On March 26, 2025, the Forbearance & Loan Modification Agreement was amended, extending the forbearance period to April 30, 2025.

On March 29, 2024, ROCF IV Series entered into a loan agreement with 4069-4089 Minnesota Ave NE LLC, a Delaware limited liability company, to provide a $15.5 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 700 basis points, which equated to an all-in rate of 11.50% at the time of closing, net of embedded fees payable by the borrower to Red Oak Finance, LLC (“ROF”), an affiliate, pursuant to the Company’s servicing arrangement. The loan matures on March 31, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in the District of Columbia. ROCF IV Series entered into Loan Participation and Servicing Agreements whereby ROCF IV Series sold participation interests equal to 22.58%, 19.35%, and 6.45% of the $15.5 million senior secured loan to ROCF II Series, ROCF V Series, and ROIOF Series, for sale prices of $2.4 million, $2.0 million, and $0.7 million, respectively. On November 20, 2024, ROCF IV Series issued a notice of default to 4069-4089 Minnesota Ave NE LLC and the loan was placed in non- accrual status. The loan holds an unpaid principal balance of $15.5 million with interest receivable of $0.1 million as of December 31, 2024.

On April 1, 2024, ROCF IV Series placed mortgage note borrower, The Oaks Senior Living, into default when the 30-day cure period lapsed following the issuance of a notice of default. On May 21, 2024, the notice of default was recorded and expired on August 19, 2024. Management placed the loan into nonaccrual status on August 19, 2024, in accordance with its policy. The note originally matured on June 30, 2023 and held an unpaid principal balance of $5.5 million with interest receivable of $1.2 million as of December 31, 2024.

On April 26, 2024, ROCF V Series entered into an Amended and Restated Loan Participation and Servicing Agreement whereby ROCF V Series reduced its Participation Interest in 4069-4089 Minnesota Ave NE LLC to $1.5 million. Thereafter, ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to approximately 9.68% of the $15.5 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party, for a purchase price of $1.0 million.

On May 3, 2024, ROCF IV Series entered into a loan agreement with Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC, an Indiana limited liability company, to provide an $8.6 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 500 basis points, which equated to an all-in rate of 9.88% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on April 30, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 34.88% of the $8.6 million senior secured loan to ROIOF Series for the sale price of $3.0 million. On September 13, 2024, ROCF IV Series entered into an amended and restated Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to approximately 30.81% of a $8.6 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party, for a purchase price of $2.65 million.

41

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

3. Mortgage loans receivable (continued)

On May 24, 2024, ROCF IV Series entered into a loan agreement with Penn Grand Property, LLC, an Oklahoma limited liability company, to provide a $5.8 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 525 basis points, which equated to an all-in rate of 10.00% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on April 30, 2025, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in the state of Oklahoma.

On May 29, 2024, ROCF IV Series entered into a loan agreement with Echo Philly Properties LLC, a Pennsylvania limited liability company, to provide a $9.2 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 625 basis points, which equated to an all-in rate of 11.00% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on May 31, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in the state of Pennsylvania. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 30.35% of the $9.2 million senior secured loan to ROIOF Series for the sale price of $2.8 million.

On June 30, 2024, ROIOF Series placed mortgage note borrower, Pro Hospitality NineA, LLC, into default when the 25-day cure period lapsed following the issuance of a notice of default on June 6, 2024. Management placed the loan into nonaccrual status on June 30, 2024, in accordance with its policy. The loan held an unpaid principal balance of $16.3 million with interest receivable of $0.8 million as of December 31, 2024. On March 5, 2025, the Series LLC assumed the rights of Clarendon Hotel as a result of a default from mortgage note borrower, Pro Hospitality NineA, LLC. Upon foreclosure, $19.3 million was recognized as real-estate owned.

On July 31, 2024, ROCF IV Series entered into a loan agreement with Sharif Investments 16, LLC, an Indiana limited liability company, to provide a $1.7 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 570 basis points, which equated to an all-in rate of 10.58% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on July 31, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying property is a multifamily apartment community located in the state of Indiana.

On August 27, 2024, ROCF IV Series entered into a loan agreement with 1525 19th Street Flats LLC, a Washington D.C. limited liability company, to provide a $5.5 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 600 basis points, which equated to an all-in rate of 10.75% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on February 28, 2026, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying property is a multifamily apartment community located in Washington D.C. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 23.74% of the $5.5 million senior secured loan to ROIOF Series for the sale price of $1.3 million.

On September 15, 2024, ROIOF Series placed mortgage note borrower, JV SBAM SB, LLC, into default when the 10-day cure period lapsed following an issuance of a notice of default on September 5, 2024. Management placed the loan into nonaccrual status on September 15, 2024 and reversed approximately $0.2 million in interest accrued since June 30, 2024, in accordance with its policy. The loan holds an unpaid principal balance of $11.2 million, interest receivable balance of $0.4 million, and a loan loss reserve of $0.7 million as of December 31, 2024.

42

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

3. Mortgage loans receivable (continued)

On October 18, 2024, ROCF IV Series entered into a loan agreement with East Capitol 819 LLC, a District of Columbia limited liability company, to provide a $3.8 million senior secured mortgage loan. The mortgage loan holds a variable interest rate of the 30-day SOFR rate plus 625 basis points, which equated to an all-in rate of 10.63% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on April 30, 2026, though such maturity date can be extended for a 6- month period per the terms of the loan agreement. The underlying property is a multifamily apartment community located in the District of Columbia. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to 42.11% of the $3.8 million senior secured loan to ROIOF Series for the sale price of $1.6 million.

4. Property – held for sale, net

On February 15, 2024, the commercial office building located in Parsippany-Troy Hills, NJ, formerly owned by 11 Waterview Blvd. LLC, was acquired through foreclosure. The note originally matured on March 31, 2023 and had a carrying value of $13.5 million. Upon foreclosure, $10.3 million was recognized as real-estate owned and ROCF V Series recognized a loss of approximately $4.3 million. As of December 31, 2024, the property continues to be held for sale and ROCF V Series is fielding interest from several buyer groups.

5. Related party transactions

The Series LLC pays an annual management fee, calculated and payable on a quarterly basis in advance, to the Managing Member. The management fee is based on an annual rate of 1.75% of gross principal outstanding of all Bonds. During the years ended December 31, 2024 and 2023, approximately $4.1 million and $4.1 million of management fees were incurred and paid to the Managing Member, respectively. As of December 31, 2024 and 2023, approximately $0.8 million and $0.8 million of management fees were payable to the Managing Member, respectively.

ROCF II Series pays an acquisition fee to the Managing Member. The acquisition fee is calculated as 0.50% of the gross mortgage loans receivable, inclusive of any closing costs. During the years ended December 31, 2024 and 2023, approximately $0.05 million and $0.08 million of acquisition fees were incurred, respectively. As of December 31, 2024 and 2023, no acquisition fees were payable to the Managing Member.

ROCF IV Series, ROCF V Series, and ROIOF Series will pay a disposition fee to the Managing Member. The disposition fee is calculated as 1.00% of the proceeds received from the repayment of the principal amount of any of its debt investments or any other disposition of the underlying real estate. During the years ended December 31, 2024 and 2023, approximately $0.2 million and $0.5 million of disposition fees were incurred, respectively. As of December 31, 2024 and 2023, no disposition fees were payable to the Managing Member.

The Series LLC paid organization fees, calculated and payable at every closing, to the Managing Member. The organizational fee is calculated as 2.00% of the gross principal outstanding of all Bonds. During the years ended December 31, 2024 and 2023, approximately $0 and $0.04 million of organization fees were incurred, respectively. As of December 31, 2024 and 2023, no organization fees were payable to the Managing Member, respectively.

The Series Funds have entered into loan participation and servicing agreements with affiliate funds and other funds, whereby the Series Funds sold participation interests in certain loans originated equal to a specific percentage of committed loan principal and providing specified interest rates to the participating funds. The interest rates on participation loans payable range from 7.50% to 7.75%. As of December 31, 2024 and 2023, the outstanding amount of participating loans payable was approximately $11.0 million and $14.5 million, respectively.

43

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

6. Member’s equity

During the years ended December 31, 2024 and 2023, the Managing Member, as sole member of the Series LLC, made no capital contributions and received no distributions.

7. Bonds payable

During the year ended December 31, 2024, ROCF II Series issued approximately $36.8 million of Series C bonds as part of the Series B bond Section 3(a)(9) exchange, discussed further below. During the year ended December 31, 2023, ROIOF Series issued approximately $1.8 million of CORE 22 bonds and $0.3 million of CORE 22 R- bonds.

As of December 31, 2024 and 2023, there have been approximately $22.3 million and $21.2 million of debt issuance costs incurred by the Series LLC, respectively. The Series LLC capitalizes and amortizes the costs through the maturity of each Series as applicable. During the years ended December 31, 2024 and 2023, approximately $3.3 million and $3.7 million were amortized to bond interest expense, respectively.

Bonds payable as of December 31, 2024 and 2023 are comprised of the following:

	2024	2023
ROCF II Series B bonds payable	$7,899,000	$45,237,000
ROCF II Series C bonds payable	36,774,000	-
ROCF IV Series B bonds payable	43,229,000	43,499,000
ROCF IV Series Rb bonds payable	3,086,000	3,086,000
ROCF V Series A bonds payable	35,704,000	36,134,000
ROCF V Series A R-bonds payable	2,685,000	2,642,000
ROCF V Series B bonds payable	31,855,000	32,102,000
ROCF V Series B R-bonds payable	2,444,000	2,487,000
ROIOF CORE bonds payable	5,873,000	5,898,000
ROIOF CORE R-bonds payable	1,831,000	1,831,000
ROIOF CORE 21 bonds payable	26,169,000	26,369,000
ROIOF CORE 21 R-bonds payable	3,975,000	3,975,000
ROIOF CORE 22 bonds payable	23,741,000	23,741,000
ROIOF CORE 22 R-bonds payable	3,694,000	3,694,000
ROIOF SI bonds payable	2,236,000	2,236,000
Debt issuance costs	(7,341,752)	(9,560,869)
Total bonds payable, net	$223,763,248	$223,370,131

For the years ended December 31, 2024 and 2023, the Series LLC recorded approximately $21.9 million and $22.5 million of bond interest expense, respectively. As of December 31, 2024 and 2023, accrued interest of approximately $4.7 million and $4.7 million was payable to all bondholders, respectively.

Defined bond terms can be found in the corresponding series’ bond agreements.

ROCF II Bonds

The Series LLC executes quarterly interest payments to the Series B Bondholders and Series C Bondholders at a rate of 8.50% and 9.50% per annum, respectively. The Series C Bonds were issued on November 1, 2024 and mature on December 2, 2028. Series Bonds are redeemable on the third anniversary of the date of issuance at $800 plus accrued but unpaid interest. For redemptions made as a result of death or disability of the Bondholder, Bonds are redeemable at $900 plus accrued but unpaid interest.

44

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

7. Bonds payable (continued)

The maturity date of Series B Bonds was August 1, 2024, five years following the termination of the bond offering for Series B Bonds. The Company provided notice of its exercise of its right to extend the maturity date for another six months prior to repayment of the Bonds, placing final extended maturity at February 1, 2025. The Company, pursuant to the indenture, provided notice to the bondholders that the Company does not intend to allow the bonds to automatically renew. As an alternative, given the rise in interest rates, management offered investors the option to exchange their bonds for a new series of bonds, the Series C Bonds, with a higher coupon and a four-year maturity pursuant to an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Upon maturity of the Series B Bonds, bondholders who did not participate in the exchange for Series C bonds are entitled to receive a Contingent Interest Payment equal to 24% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member. As of December 31, 2024, no contingent interest has been accrued, and it is not anticipated that a contingent interest payment will be made to the B Bondholders at maturity. Upon maturity of Series C Bonds, bondholders will not receive a Contingent Interest Payment.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Series B Redemption is limited to 10% of the outstanding principal balance of the Series B Bonds on January 1 of the applicable year. Bond redemptions pursuant to the Series B Redemption will occur in the order that notices are received. During 2024, $36.8 million of Series B Bonds were exchanged for Series C Bonds.

ROCF IV Bonds

The Series LLC executes quarterly interest payments to the Series A, B, Ra, and Rb Bondholders at a rate of 6.25%, 8.25%, 6.50%, and 9.00% per annum, respectively.

The maturity date of Series A and Ra Bonds was June 30, 2023, whereas the maturity date is June 30, 2026 for Series B and Rb Bonds. Upon maturity of the Bonds, Series A/Ra and Series B/Rb Bondholders will receive a Contingent Interest Payment equal to 4% and 24% of the Spread, respectively. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

Series B and Rb Bonds became redeemable beginning July 1, 2024. Once the Series LLC receives written notice from the bondholder, it has 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2024 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2025.

The Series LLC’s obligation to redeem bonds in any given year pursuant to the Series B and Rb Redemption is limited to 10% of the outstanding principal balance of the Series B and Rb Bonds on January 1st of the applicable year. Bond redemptions pursuant to the Series B and Rb Redemption will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the Series B and Series Rb bonds will be automatically renewed at the same interest rate for an additional five years, unless redeemed upon maturity at the Series LLC or the bondholders’ election.

45

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

7. Bonds payable (continued)

On May 26, 2023, the Series LLC elected to redeem all of the Series LLC's outstanding Series A Bonds and Series Ra Bonds at the amount of $1,011.98 per Series A bond and $1,012.46 per Series Ra bond. On June 9, 2023, the Series LLC executed a principal and interest payment for approximately $2.2 million to the trustee and paying agent, Great Lakes Fund Solutions, Inc. to redeem all of the Series LLC's outstanding Series A Bonds and Series Ra Bonds.

ROCF V Bonds

The Series LLC executes quarterly interest payments to the Series A Bondholders, Series A R-Bondholders, Series B Bondholders, and Series B R-Bondholders at a rate of 7.50%, 8.00%, 7.50%, and 8.00% per annum, respectively.

The maturity date of Series A Bonds and Series A R-bonds is December 31, 2026 and the maturity date of Series B Bonds and Series B R-Bonds is December 31, 2027. Upon maturity of the Bonds, bondholders will receive a Contingent Interest Payment equal to 20% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

The Series A Bonds and Series A R-Bonds became redeemable beginning January 1, 2024. Once the Series LLC receives written notice from the bondholder, it has 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2024 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2026.

The Series B Bonds and Series B R-Bonds will be redeemable beginning January 1, 2025. Once the Series LLC receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2025 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2027.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Optional Redemption is limited to 15% of the outstanding principal balance of the Series A Bonds, Series A R-bonds, Series B Bonds, and Series B R-Bonds, in aggregate, on January 1st of the applicable year. Bond redemptions pursuant to the Optional Redemption will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the bonds will be automatically renewed at the same interest rate for an additional five years unless redeemed upon maturity at the Series LLC or the bondholders’ election.

ROIOF Bonds

The Series LLC executes quarterly interest payments to the CORE, CORE 21, and CORE 22 Bondholders at a rate of 8.00% per annum; to the CORE R-, CORE 21 R-, and CORE 22 R-Bondholders at a rate of 8.65% per annum; and to the SI Bondholders at a rate of 8.50% per annum.

The maturity date of CORE Bonds and CORE R-Bonds issued in 2020 will be June 30, 2026. The maturity date of CORE 21 Bonds and CORE 21 R-Bonds will be June 30, 2027. The maturity date of CORE 22 Bonds and CORE 22 R-Bonds will be June 30, 2028. The maturity date of SI Bonds will be June 30, 2028. Upon the maturity of the Bonds, the CORE and CORE R-Bondholders will receive a Contingent Interest Payment equal to 20% of the Spread, and the SI Bondholders will receive a Contingent Interest Payment equal to 30% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

46

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

7. Bonds payable (continued)

The Bonds are redeemable at the election of the Bondholder beginning 90 days from the issuance date of the applicable Bond. Once the Series LLC receives written notice from the bondholder, it will have 90 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $850 plus any accrued but unpaid interest on the Bond if the notice is received on or after 90 days from the issuance date of the Bond and on or before June 30th of the third year following the year of issuance; (ii) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1st of the third year following the year of issuance and on or before June 30th of the fifth year following the year of issuance; and (iii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1st of the fifth year following the year of issuance and on or before its maturity date.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Redemption is limited to 15% of the outstanding principal balance of the Bonds on January 1st of the applicable year. Bond redemptions will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the Bonds will be automatically renewed at the same interest rate for an additional five years, unless redeemed upon maturity at the Series LLC or the bondholders’ election.

Future maturities of bonds payable as of December 31, 2024 are as follows:

Years ending December 31,	Amount
2025	$7,899,000
2026	92,408,000
2027	64,443,000
2028	66,445,000
Total bonds payable, gross of unamortized debt issuance costs	$231,195,000

8. Commitments and contingencies

The Series LLC has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Series LLC. The Series LLC is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

9. Subsequent events

On January 7, 2025, the Company’s affiliates (ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC) and two other related parties (ROCF VI SPV, LLC and ROCF VII SPV, LLC) entered into a Loan and Security Agreement with Cross River Bank for a borrowing base of $50.0 million. Amounts drawn accrue interest at one-month term SOFR plus 3.0% and the line matures on January 7, 2028. On March 4, 2025, The Series LLC initiated its first draw of the borrowing base for approximately $25.0 million. On April 16, 2025, ROIOF Series made a loan principal payment of $1.8 million.

On January 14, 2025, ROCF II Series and the borrower 1234 Templecliff LLC entered into an agreement to extend the loan’s maturity from December 31, 2024 to March 31, 2025. On April 23, 2025, ROCF II Series issued a notice of default to a mortgage note borrower, 1234 Templecliff LLC, for failure to make interest payments.

On January 24, 2025, in accordance with the offering circulars of each series, the Series LLC executed a bond interest payment for approximately $4.7 million to the trustee and paying agents, Vistra (fka Phoenix American Financial Services, Inc), UMB Bank, and Issuer Direct.

47

Red Oak Capital Fund Series, LLC Notes to Financial Statements December 31, 2024 and 2023

9. Subsequent events (continued)

On February 24, 2025, ROIOF Series issued a notice of default to mortgage note borrower, Scripps Two, LLC, for failure to make interest payments.

On March 13, 2025, mortgage note borrower YP Trillium, LLC informed ROCF V Series of its intent to default on the senior secured loan in the amount of $8.3 million. Red Oak Intermediate Income Fund, LLC, an affiliated entity, holds a $4.1 million senior participation interest in the loan. Management is currently working through the process of obtaining ownership of the property and is evaluating the impact on the financials. As of December 31, 2024, the Company had established a loan loss reserve of $3.3 million related to the loan.

On April 6, 2025, ROCF IV Series issued a notice of default to mortgage note borrower, Milwaukee Logan Investments, LLC Series 3.

On April 15, 2025, ROCF V Series issued a notice of default to mortgage note borrower, 939 4th St LLC.

On April 21, 2025, ROCF II Series issued a notice of default to mortgage note borrower, Laura Trio, LLC.

On April 21, 2025, Legacy Lofts II LLC and Legacy Lofts III LLC, the underlying borrowers, paid off their note in full. The note had an outstanding principal balance of $5.8 million. ROCF II Series received approximately $6.0 million in proceeds from the payoff, resulting in the full repayment of the loan’s carrying amount, inclusive of all principal.

On April 25, 2025, in accordance with the offering circulars of each series, the Series LLC executed a bond interest payment for approximately $4.6 million to the trustee and paying agents, Vistra (fka Phoenix American Financial Services, Inc), UMB Bank, and Issuer Direct.

On April 25, 2025, Eagle Crest Village Apartments, LLC paid off its $4.6 million note in full. ROCF II Series received approximately $4.7 million in proceeds from the payoff resulting in full repayment of the loan’s carrying amount, inclusive of all principal. Oak Institutional Credit Solutions, LLC, an affiliated entity, held a $0.5 million participation interest in the loan.

The financial statements were approved by management and available for issuance on April 30, 2025. Subsequent events have been evaluated through this date.

48

Item 8. Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1

Certificate of Formation of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

2.2

Limited Liability Company Agreement of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.1

Form of Indenture related to notes issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.2

Form of Series A Bond issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.3

Form of Series B Bond issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.4

First Supplemental Indenture dated September 20, 2023 with respect to indenture and notes assumed by ROCF II Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.4 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.5

Second Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF II Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.5 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.6

Form of Indenture related to notes issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A/A filed with the SES by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.7

Form of Series A Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.8

Form of Series B Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.9

Form of Series Ra Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.10

Form of Series Rb Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(e) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.11

Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF IV Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.11 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.12

Form of Indenture related to notes issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

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3.13

Form of Series A Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

3.14

Form of Series A R-Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

3.15

First Supplemental Indenture related to notes issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.16

Form of Series B Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(e) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.17

Form of Series B R-Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.18

Second Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF V Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.18 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.19

Form of Indenture related to ROCF II Series’ 9.5% Senior Secured Bonds (Series C Bonds) due 2028 between ROCF II Series, a series of Red Oak Capital Fund Series, LLC and UMB, N.A., as trustee (incorporated by reference to Exhibit 3.6 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 29, 2024)

3.20

Form of Pledge and Security Agreement, between ROCF II Series, a series of Red Oak Capital Fund Series, LLC and UMB, N.A., as trustee, relating to the ROCF II Series’ 9.5% Senior Secured Bonds (Series C Bonds) due 2028 (incorporated by reference to Exhibit 3.7 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 29, 2024)

3.21

Form of Indenture between ROCF II Series, a series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit T3C-1 to the Application on Form T-3 filed with the SEC by Red Oak Capital Fund Series, LLC on November 18, 2024)

6.1

Pledge and Security Agreement executed by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

6.2

Pledge and Security Agreement executed by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(f) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

6.3

Pledge and Security Agreement executed by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

6.4

First Amendment to Pledge and Security Agreement executed by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(h) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

6.5

Commercial Loan Agreement, dated March 19, 2021, by and between Willow Run, L.L.C. and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on March 25, 2021)

6.6

Commercial Promissory Note, dated March 19, 2021, issued by Willow Run, L.L.C.in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on March 25, 2021)

6.7

Commercial Loan Agreement, dated March 26, 2021, by and between 4559 Benning Rd SE LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

6.8

Commercial Promissory Note, dated March 26, 2021, issued by 4559 Benning Rd SE LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

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6.9

Warrant Agreement, dated March 26, 2021, issued by 4559 Benning Rd SE LLC (incorporated by reference to Exhibit 6.3 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

6.10

Commercial Loan Agreement, dated as of April 30, 2021, by and between 4303-4313 Wheeler RD SE LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.11

Commercial Promissory Note, dated as of April 30, 2021, issued by 4303-4313 Wheeler RD SE LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.12

Warrant Agreement, dated as of April 30, 2021, issued by 4303-4313 Wheeler RD SE LLC (incorporated by reference to Exhibit 6.3 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.13

Commercial Loan Agreement, dated as of July 23, 2021, by and KCSL, LLC, 3592 Procyon, LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on July 29, 2021)

6.14

Commercial Promissory Note, dated as of July 23, 2021, issued by KCSL, LLC and 3592 Procyon, LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on July 29, 2021)

6.15

Commercial Loan Agreement, dated as of December 20, 2021, by and among 939 4th, LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on December 23, 2021)

6.16

Promissory Note, dated as of December 20, 2021, issued by 939 4th, LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on December 23, 2021)

7.1

Agreement and Plan of Merger, entered into as of September 29, 2023, by and among Red Oak Capital GP, LLC, a Delaware limited liability company, Red Oak Capital Fund Series, LLC, a Delaware series limited liability company, Red Oak Capital Fund II, LLC, a Delaware limited liability company, Red Oak Capital Fund IV, LLC, a Delaware limited liability company, Red Oak Capital Fund V, LLC, a Delaware limited liability company, and Red Oak Income Opportunity Fund, LLC, a Delaware limited liability company (incorporated by reference to Exhibit 7.1 to the Current Report on Form 1-U/A filed with the SEC by Red Oak Capital Fund II, LLC on October 5, 2023)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on April 30, 2025.

RED OAK CAPITAL FUND SERIES, LLC,

a Delaware limited liability company

By:	Red Oak Capital GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Capital Holdings, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Holdings Management, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/ Raymond Davis
Name:	Raymond Davis
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer of the Sole Member of the Manager
(Principal Executive Officer)

By:	/s/ Thomas McGovern
Name:	Thomas McGovern
Its:	Chief Financial Officer of the Sole Member of the Manager
(Principal Financial Officer and Principal Accounting Officer)

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